SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

COBRA ELECTRONICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6500 West Cortland Street                Chicago, Illinois 60707                773-889-8870                Fax: 773-889-1678

Notice of Annual Meeting of Shareholders

To Be Held on May 9, 2006

To the Shareholders:

The Annual Meeting of Shareholders of Cobra Electronics Corporation (the “Company”) will be held at the offices of Sidley Austin LLP, One South Dearborn, Room 38N22, Chicago, Illinois 60603 on Tuesday, May 9, 2006 at 11:00 a.m. local time to:

1.	Elect one Class I director of the Company to hold office until the 2008 Annual Meeting of Shareholders and elect two Class II directors of the Company to hold office until the 2009 Annual Meeting of Shareholders; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 31, 2006 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60707, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

A copy of the Summary Annual Report for the year ended December 31, 2005, a Proxy Statement and proxy card accompany this notice.

By order of the Board of Directors,

GERALD M. LAURES

Secretary

Chicago,	Illinois
April	7, 2006

COBRA ELECTRONICS CORPORATION

6500 West Cortland Street

Chicago, Illinois 60707

Proxy Statement for Annual Meeting of Shareholders

To Be Held on May 9, 2006

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the “Company”) to be voted at the Company’s 2006 Annual Meeting of Shareholders to be held on Tuesday, May 9, 2006 at the offices of Sidley Austin LLP, One South Dearborn, Room 38N22, Chicago, Illinois 60603 at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60707. This Proxy Statement, the accompanying proxy card and the 2005 Summary Annual Report were first mailed to shareholders on or about April 7, 2006.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

Only shareholders of record at the close of business on March 31, 2006 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding 6,489,247 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by giving written notice to the Secretary of the Company, by executing a proxy card bearing a later date which is voted at the meeting or by attending the 2006 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

With respect to the election of directors, a shareholder may (i) vote for the election of the nominees designated below, (ii) withhold authority to vote for all director nominees or (iii) vote for the election of all director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee’s name on the proxy. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for the election of all nominees designated below to serve as Class I or Class II directors, as applicable.

A proxy card submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter (the “non-voted shares”). Non-voted shares will be considered shares not present and entitled to vote on such matter, although those shares may count for purposes of determining the presence of a quorum. If a quorum is present at the meeting, the three persons receiving the greatest number of votes will be elected to serve as either Class I or Class II directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, with directors in each class serving for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The Board of Directors has determined that all Board members, excluding James R. Bazet and Carl Korn, are independent under the independence requirements of the Securities Exchange Act of 1934, as amended, (the

“Exchange Act”) and the listing standards of the NASDAQ Stock Market. The terms of two of the present directors will expire at the 2006 Annual Meeting of Shareholders. Mr. Henry G. Chiarelli, director, and Mr. Robert P. Rohleder, director, have been nominated for election as Class II directors for three-year terms expiring at the 2009 Annual Meeting of Shareholders and until their successors are elected and qualified. In order to provide for the number of directors in each of the three classes of directors of the Company to be as equal in number as possible, Mr. William P. Carmichael, a Class III Director, has been nominated for election as a Class I director for a two year term expiring at the 2008 Annual Meeting of Shareholders and until a successor is elected and qualified. Upon election as a Class I director, Mr. Carmichael will cease to be a Class III director.

Unless otherwise specified on a proxy card, it is the present intention of the persons named in the accompanying proxy card to vote that proxy for the election of William P. Carmichael, Henry G. Chiarelli and Robert P. Rohleder. If on account of death or unforeseen contingencies, Messrs. Carmichael, Chiarelli or Rohleder should not be available for election, the persons named in the accompanying proxy reserve the right to vote that proxy card for such other person or persons as may be nominated to serve as a Class I or Class II director by the Board of Directors of the Company. The Company has no reason to believe that the Class I and Class II nominees will be unable to serve if elected.

The names of the Company’s directors and director nominees, their principal occupations and certain biographical information relating to them are set forth below.

Directors and Nominees	Age	Principal Occupation
James R. Bazet, Class I (Term expiring in 2008)	58	President and Chief Executive Officer of the Company, January 1998 to present. Director since May 1997.

William P. Carmichael, Class III (Nominee for Class I, term if elected expiring in 2008)	62	Director of Spectrum Brands Inc., (formerly, Rayovac Corp.) since August 2002; Trustee of Columbia Funds Series Trust & Columbia Funds Master Investment Trust (formerly, Nations Funds) since 1999; Director of Simmons Company, since May 2004; Director of The Finish Line, since July 2003; Trustee of Nations Separate Account Trust, since 1999; and Senior Managing Director of Succession Fund, 1998 to 2001. Director since 1994.

Henry G. Chiarelli, Class II (Nominee for Class II, term if elected expiring in 2009)	52	President, Gibson Audio, since 2005; Vice President Strategy, CompUSA Inc., 2004 to 2005; Vice President Consumer Electronics, CompUSA Inc., 2003 to 2004; Senior Consultant, Morton Retail Group, 2001 to 2003; President, RadioShack.com, 1999-2001; Senior Vice President of Strategic Planning, RadioShack Corporation, 1998-1999. Director since May 2002.

Carl Korn, Class III (Term expiring in 2007)	84	Chairman of the Board of the Company, 1961 to present; President and Chief Executive Officer of the Company, 1961–1985. Director since 1961.

Ian R. Miller, Class III (Term expiring in 2007)	55	Founder/Owner, The Brand Practice LLC, business/marketing/branding strategy experts, August 2001 to present; Executive Vice President, MarchFirst, Inc., August 2000 to August 2001; President, Consumer Food Worldwide Division, Monsanto Corporation, 1996–1999. Director since February 2000.

Robert P. Rohleder, Class II (Nominee for Class II, term if elected expiring in 2009)	63	Retired Audit Partner, Deloitte & Touche, LLP, 1973 to 2000. Director since February 2005.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors of the Company held six meetings during fiscal year 2005. Each member of the Board of Directors attended at least 75% of all the meetings of the Board of Directors and committees of which they are members. The Board of Directors has five committees: the Audit Committee, the Finance Committee, the Compensation Committee, the Stock Option Plan Committee and the Governance and Nominating Committee. It is the Company’s policy to encourage Board members to attend the Company’s annual meeting of shareholders. Each Board member attended the Company’s 2005 Annual Meeting of Shareholders held on May 10, 2005.

The members of the Audit Committee are: Robert P. Rohleder (Chairman), William P. Carmichael and Henry G. Chiarelli. The functions of the Audit Committee are described below in the Audit Committee Report. Its duties include, among other things, engagement of the Company’s independent auditor, review of the Company’s financial statements and review of audit results. The Audit Committee met four times during fiscal year 2005.

The members of the Finance Committee are: William P. Carmichael (Chairman), James R. Bazet and Robert P. Rohleder. The Finance Committee reviews and recommends financing plans and agreements. The Finance Committee met five times during fiscal year 2005.

The members of the Compensation Committee are: Ian R. Miller (Chairman), William P. Carmichael and Henry G. Chiarelli. The Compensation Committee reviews the compensation of the Company’s executive officers, except for options issued under the Company’s stock option plans which are reviewed by the Stock Option Plan Committee. The Compensation Committee met four times during fiscal year 2005.

The members of the Stock Option Plan Committee are: Henry G. Chiarelli (Chairman) and Ian R. Miller. The Stock Option Plan Committee administers the Company’s stock option plans. The Stock Option Plan Committee did not meet during fiscal year 2005, but approved a stock option grant by unanimous written consent.

The members of the Governance and Nominating Committee are William P. Carmichael (Chairman), Henry G. Chiarelli and Ian R. Miller. The Governance and Nominating Committee will consider candidates for director suggested by shareholders. Each of the members of the Governance and Nominating Committee is independent as such term is defined in the listing standards of the NASDAQ Stock Market. The Governance and Nominating Committee is governed by a written charter adopted by the Board, a copy of which was included as an exhibit to the proxy statement for the 2004 Annual Meeting. The Governance and Nominating Committee met three times during fiscal year 2005.

NOMINATION OF DIRECTORS

It is the policy of the Governance and Nominating Committee to consider candidates for director that are recommended by shareholders. The Committee seeks members from diverse professional backgrounds to combine for a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based on contributions they can make to the Board of Directors and management and be free from relationships or conflicts of interest that could interfere with the directors’ duties to the Company and its shareholders.

In identifying and evaluating nominees for director, the Committee takes into account the applicable requirements for directors under the Exchange Act and the listing standards of the NASDAQ Stock Market. In addition, the Committee may take into consideration such factors and criteria as it deems appropriate, including the nominee’s judgment, skill, integrity, diversity, and business or other experience. The Committee may (but is not required to) consider candidates suggested by management or other members of the Board of Directors. The Committee evaluates candidates recommended for director by shareholders in the same way it evaluates any other nominee. The Committee may from time to time (but is not required to) hire consultants or third party search firms to help the Committee identify and/or evaluate potential nominees.

In order to recommend a candidate, in accordance with the requirements of the Company’s Bylaws, shareholders must submit the individual’s name and qualifications in writing to the Committee (in care of the Chairman of the Board at the Company’s principal executive office).

COMMUNICATIONS WITH THE BOARD

The Board has established a process for shareholders and other interested parties to communicate with the Board or an individual director. A shareholder may contact the Board of Directors or an individual director by writing to their attention at the Company’s principal executive offices at Cobra Electronics Corporation, 6500 West Cortland Street, Chicago, Illinois 60707.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) which applies solely to the Company’s officers, senior financial accounting and financial personnel and directors. The Company encourages all employees, officers and directors to promptly report any violations of the Code to the appropriate persons identified in the Code. Any waivers or amendments to the Code will be approved by the Board of Directors or the Governance and Nominating Committee and will be disclosed by publishing a statement on the Company’s website. A copy of the Code is posted on our website at www.cobra.com.

COMPENSATION OF DIRECTORS

Mr. Korn in his capacity as Chairman of the Board of Directors of the Company currently receives an annual retainer of $25,000. Directors who are not employees of the Company receive annual retainers of $12,000 and a fee of $1,500 for each Board of Directors meeting and $500 for each committee meeting attended, not to exceed one Board of Directors meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board meeting or another committee meeting, the fee for the committee meeting or meetings is reduced to $400 for each such meeting. In addition, directors who serve as chairmen of one or more committees of the Board of Directors, receive a $1,000 annual retainer for each committee chairmanship. The number of options granted to the directors, if any, is determined annually. At the present time, Mr. Bazet receives no additional compensation for serving on the Board of Directors or any of its committees.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as to the beneficial ownership of Common Stock, as of February 1, 2006, of each of the Company’s directors and director nominees, each person named in the summary compensation table below and the Company’s directors, director nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Outstanding Common Stock
James R. Bazet	479,404	(2)	7.4%
William P. Carmichael	25,875	(3)	*
Henry G. Chiarelli	2,500	(4)	*
Carl Korn	283,388	(5)	4.4%
Gerald M. Laures	84,400	(6)	1.3%
Ian R. Miller	5,875	(7)	*
Anthony A. Mirabelli	1,000		*
Robert P. Rohleder	-0-		*
Michael Smith	163,100	(8)	2.5%
All directors, director nominees and executive officers as a group (9 persons)	1,045,542	(9)	16.1%

*	Less than 1% of the outstanding Common Stock.
(1)	Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

(2)	The amount includes 380,416 shares, which Mr. Bazet may acquire pursuant to the exercise of stock options. Mr. Bazet’s address is 6500 West Cortland Street, Chicago, Illinois 60707.

(3)	The amount includes 5,875 shares, which Mr. Carmichael may acquire pursuant to the exercise of stock options.

(4)	The amount includes 1,500 shares, which Mr. Chiarelli may acquire pursuant to the exercise of stock options.

(5)	The amount includes 5,875 shares, which Mr. Korn may acquire pursuant to the exercise of stock options and 277,513 shares owned by Korn Portfolio Limited Partnership, a Delaware limited partnership, of which Mr. Korn is a general partner.

(6)	The amount includes 10,000 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.

(7)	The amount represents 5,875 shares, which Mr. Miller may acquire pursuant to the exercise of stock options.

(8)	The amount includes 162,500 shares, which Mr. Smith may acquire pursuant to the exercise of stock options.

(9)	The amount includes 572,041 shares, which directors and executive officers may acquire pursuant to the exercise of stock options.

To the knowledge of the Company, as of December 31, 2005, other than Mr. Bazet, the only beneficial owners of more than 5% of the outstanding shares of Common Stock are as follows:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock
Eliot Rose Asset Management, LLC	818,775	(1)	12.6%
10 Weybosset Street, Suite 401
Providence, RI 02903

Dimensional Fund Advisors Inc.	407,250	(1)	6.3%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

(1)	Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for services in all capacities to the Company for the fiscal years ended December 31, 2005, 2004 and 2003 for (i) the chief executive officer of the Company and (ii) each of the other executive officers of the Company (the “Named Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARs	All Other Compensation ($) (1)
James R. Bazet	2005	460,058	85,054	–0–	32,903
President and Chief	2004	458,592	121,923	–0–	18,833
Executive Officer	2003	425,827	78,564	–0–	9,000

Gerald M. Laures	2005	196,100	56,281	–0–	24,371
Vice President—Finance	2004	196,604	23,214	–0–	10,000
and Corporate Secretary	2003	183,366	22,479	–0–	7,911

Anthony A. Mirabelli	2005	258,000	74,994	–0–	19,903
Senior Vice President,	2004	257,231	29,772	–0–	10,000
Marketing and Sales	2003	237,785	27,697	–0–	9,000

Michael Smith	2005	254,000	83,520	10,000	19,903
Senior Vice President and Chief	2004	248,679	28,665	10,000	10,000
Financial Officer	2003	224,731	26,184	10,000	9,000

(1)	Represents the Company’s contributions under its 401(k) plan, profit sharing plan, automobile allowance and pay-in-lieu of vacation.

STOCK OPTION GRANTS IN 2005

Shown below is information with respect to grants during 2005 to the Named Officers of options to purchase Common Stock. No stock appreciation rights (“SARs”) were granted in 2005.

Name	Number of Securities Underlying Options/ SARs Granted (#)		Percent of Total Options/ SARs Granted to Employees in 2005	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%($)	10%($)
Michael Smith	10,000	(1)	100%	7.56	1/17/15	47,544	120,487

(1)	The option was granted to Mr. Smith on January 18, 2005. The option becomes exercisable in annual 25% increments commencing 12 months after the date of grant.

AGGREGATED OPTION EXERCISES IN 2005 AND

YEAR-END OPTION VALUES

Shown below is information with respect to options exercised during fiscal year 2005 and unexercised options to purchase Common Stock held by the Named Officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At December 31, 2005 (#) (1)		Value of Unexercised In- The-Money Options At December 31, 2005 ($) (1) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Bazet	—	—	380,416	—	2,961,096	—
Gerald M. Laures	—	—	10,000	—	53,700	—
Anthony A. Mirabelli	44,432	181,091	—	—	—	—
Michael Smith	—	—	138,750	41,250	907,800	236,725

(1)	No SARs were outstanding as of December 31, 2005.
(2)	Based on the closing price on the NASDAQ Stock Market on December 31, 2005.

REPORT ON EXECUTIVE COMPENSATION

The members of the Compensation Committee of the Board of Directors and the Stock Option Plan Committee have furnished the following report on executive compensation:

The Compensation Committee administers the Company’s various incentive plans, including its annual bonus plan and stock incentive plans, other than the Company’s stock option plans. In addition, the Compensation Committee reviews with the Board of Directors in detail the compensation of the Named Officers. The Stock Option Plan Committee administers the Company’s stock option plans.

The compensation policy of the Company, which is endorsed by the Compensation Committee and the Stock Option Plan Committee, is designed to align the interests of the Company’s executive officers and key employees with that of the Company’s shareholders and to advance the interests of the Company and its shareholders by attracting and retaining well-qualified executive officers and key employees. Therefore, it is the Company’s policy that a substantial portion of the incentive compensation of each Named Officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. When considering the compensation of the Company’s executive officers, each Committee considers, as applicable, the following factors: (a) Company performance; (b) the individual performance of each executive officer; (c) compensation levels for similar positions at comparable companies; (d) the recommendations of the Chief Executive Officer; (e) in the case of Mr. Bazet, the terms of his employment agreement dated May 25, 2004; (f) in the case of Mr. Mirabelli, the terms of his employment agreement dated January 31, 1997 and amended on April 22, 1999; and (g) in the case of Mr. Smith, the terms of his employment agreement dated November 10, 2005.

Mr. Bazet’s salary and bonus are determined pursuant to his employment agreement. During the period commencing August 1, 2004 and ending July 31, 2005, Mr. Bazet received an annual salary of $452,400. During the period commencing August 1, 2005 and ending July 31, 2006, Mr. Bazet will receive an annual salary of $470,500. Mr. Bazet’s employment agreement provides that he will be paid an annual bonus of 2.5% of the Company’s income before taxes, subject to adjustment for certain non-ordinary course transactions. Accordingly, Mr. Bazet’s bonus in respect to 2005 was $85,054.

Mr. Mirabelli’s salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Mirabelli’s annual salary is determined by the Compensation Committee, with an annual bonus targeted at 35% of his salary for any year during which the Company meets or exceeds specified pre-tax income targets under the Executive Bonus Structure relating to that year. Mr. Mirabelli’s annual salary was $258,000 for the period from January 1, 2005 to December 31, 2005. Mr. Mirabelli’s bonus in respect to 2005 was $74,994.

Mr. Smith’s salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Smith’s annual salary for the period from January 1, 2005 to December 31, 2005 is $254,000, with an annual bonus targeted at 35% of his salary for any year during which certain agreed upon criteria are satisfied. Mr. Smith’s bonus in respect to 2005, which included a $10,000 signing bonus, was $83,520.

Mr. Laures’ base salary is set at competitive levels. His salary increase and bonus are paid based upon both the performance of the entire Company and individual performance. The Compensation Committee assigns specific weights to both Company and individual performance goals.

The Stock Option Plan Committee may grant options to purchase Common Stock under the Company’s stock option plans to certain key employees. The Compensation Committee may recommend to the Board of Directors, subject to approval by the Stock Option Plan Committee, that certain key employees be granted options to purchase Common Stock under the Company’s other stock incentive plans. The exercise price of each option granted is equal to 100% of the fair market value of the shares on the date of grant and options granted are exercisable commencing 12 months after the grant date, in an amount equal to 25% of the total number of shares covered during each successive 12 month period with option terms generally of 10 years, but could be less at the committee’s discretion.

The Compensation Committee and the Stock Option Plan Committee believe that such grants are an important way to link directly the financial interests of key employees with those of the Company’s shareholders. In fiscal year 2005, pursuant to the terms of his employment agreement, Mr. Smith received options to purchase 10,000 shares at an exercise price of $7.56 per share.

The foregoing report has been furnished by:

Stock Option Plan Committee:	Compensation Committee:
Mr. Chiarelli (Chairman)	Mr. Miller (Chairman)
Mr. Miller	Mr. Carmichael
Mr. Chiarelli

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of three independent directors as defined in the listing standards of the NASDAQ Stock Market. The duties and responsibilities of the Audit Committee are set forth in a written charter (the “Audit Committee Charter”) adopted by the Board of Directors.

In the course of fulfilling its responsibilities, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for the year ended December 31, 2005;

•	discussed with representatives of Grant Thornton LLP (the “Independent Auditor”) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board, Independence Standard No. 1, Independence Discussions with Audit Committees;

•	discussed with the Independent Auditor its independence from the Company and management;

•	considered whether the provision by the Independent Auditor of non-audit services is compatible with maintaining the Independent Auditor’s independence; and

•	designated an audit committee financial expert, Mr. Rohleder.

Each member of the Audit Committee is independent as independence for audit committee members is defined in the listing standards of the NASDAQ Stock Market. The Board of Directors has also determined that Mr. Rohleder is qualified as an audit committee financial expert as defined by Item 401(h) of Regulation S-K of the Exchange Act and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The Audit Committee:

Mr. Rohleder (Chairman)

Mr. Carmichael

Mr. Chiarelli

PERFORMANCE GRAPH

The following Performance Graph compares the yearly percentage change in the Company’s cumulative total shareholder return on the Company’s Common Stock for the five-year period, December 31, 2000 to December 31, 2005, with the percentage change in the cumulative total return for the Russell 2000 Index (the “Russell Index”), and two peer group of companies selected by the Company (the “Peer Group 1” and “Peer Group 2”).

Peer Group 1 consists of Koss Corporation, and Audiovox Corporation. In prior years the Company had also included Boston Acoustics Corporation in Peer Group 1; however, Boston Acoustics has been deleted from this Performance Graph as its stock is no longer publicly traded. Companies used to construct the Peer Group 2 index are Emerson Radio, Koss Corporation and Audiovox Corporation. In selecting companies for the peer groups, the Company focused on publicly traded companies that design and market electronics products, which have characteristics similar to that of the Company’s in terms of one or more of the following: type of product, end market, distribution channels, sourcing or sales volume. The returns of each of the companies in the peer groups have been weighted according to their respective stock market capitalizations at the beginning of each period for which a return is indicated.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG COBRA ELECTRONICS, THE RUSSELL 2000 INDEX

AND TWO PEER GROUPS

*	$100 invested on 12/31/00 in stock or index—including reinvestment of dividends.
Fiscal year ending December 31.

The Performance Graph assumes $100 invested on December 31, 2000 in each of the Company’s Common Stock, Peer Group 1, Peer Group 2, and the Russell 2000 and, in the case of the Peer Group 1 and Peer Group 2, a reweighting of the portfolio annually based on market capitalization of the individual companies. The Performance Graph was plotted using the following data:

	2000	2001	2002	2003	2004	2005
Cobra	$100.00	$114.18	$118.91	$137.27	$147.45	$243.09
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
Peer Group 1	100.00	91.38	126.23	153.55	179.53	173.84
Peer Group 2	100.00	94.02	163.79	174.89	197.59	185.22

EMPLOYMENT AGREEMENTS

James R. Bazet Employment Agreement and Deferred Compensation Plan. The Company has an employment agreement with Mr. Bazet for a term ending July 31, 2009. Mr. Bazet’s current annual salary under the agreement is $470,500 plus an allowance for perquisites of not more than $23,000 annually. He is entitled to minimum annual salary increases of $18,100 and an annual bonus equal to 2.5% of the Company’s income before income taxes, subject to adjustment for certain non-ordinary course transactions. All of Mr. Bazet’s stock options will be exercisable in full in the event of a change of control of the Company. The agreement also provides for the Executive Deferred Compensation Plan and related trust described below.

Mr. Bazet will be entitled to receive severance payments equal to his salary and health and dental insurance benefits through the original term of the agreement (or, if longer, six months) if the Company terminates his employment for any reason other than for cause or if the Company does not timely notify Mr. Bazet of its intention not to renew his employment. He would also be entitled to receive his bonus for the then current fiscal year. Mr. Bazet would receive these payments and other benefits if he terminates his employment with the Company in response to specified changes in his status with the Company or in the event of a material breach by the Company of its obligations under the agreement. The Company’s obligation to make severance payments would be reduced to the extent Mr. Bazet receives compensation from other entities during the severance payment period. If Mr. Bazet dies during the term of the agreement or becomes disabled, the Company will be obligated to pay a pro-rated bonus for the then current fiscal year.

The Executive Deferred Compensation Plan was established by the Company to provide retirement benefits to Mr. Bazet described in his employment agreement. Mr. Bazet began to vest in his benefits under the plan on August 1, 2001, when he was credited with four years of service and became 10% vested. If he remains employed with the Company, his vested percentage will increase in 10% increments annually until he has seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service (August 1, 2007). His total annual benefits under the plan will be equal to 60% of his “average annual compensation” (the average of his salary and bonus for the three years in which that combined amount was the highest), multiplied by his vested percentage upon termination. As of January 1, 2006, Mr. Bazet had completed eight years of service with the Company for purposes of the Executive Deferred Compensation Plan. The estimated benefits payable upon retirement to Mr. Bazet are not determinable because future salary information and the age at which Mr. Bazet will retire are unknown. Assuming that Mr. Bazet is fully vested under the Executive Deferred Compensation Plan upon retirement and that his average annual compensation equals his 2005 compensation level, Mr. Bazet will be entitled to a yearly benefit under the plan of $327,067. If Mr. Bazet becomes entitled to retirement benefits under the plan, he will receive benefits for 10 years, plus one year for each year of service in excess of 10 years of service credited to Mr. Bazet, up to a maximum payment period of 15 years.

If Mr. Bazet’s employment is terminated by the Company for reasons other than cause or if he terminates his employment with the Company (i) in response to specified changes in his status with the Company or (ii) in the event of a material breach by the Company of its obligations under his employment agreement before he completes seven years of service, he will be deemed to have completed seven years of service for purposes of determining his vested percentage. In addition, Mr. Bazet will be 100% vested if he becomes disabled or if there is a change of control of the Company. Death benefits are payable to Mr. Bazet’s designated beneficiary if he dies before his accrued benefit is fully distributed. The Company has established a trust to hold certain assets that will be used by the Company to fund its liabilities under the plan. Currently, the only asset held by the trust is a life insurance policy purchased by the Company in respect of Mr. Bazet’s life, which will be used to fund liabilities under the plan.

Anthony A. Mirabelli Employment Agreement. The Company has an employment agreement with Mr. Mirabelli for an indefinite term. Mr. Mirabelli’s current annual salary under the agreement is $266,500 plus an allowance for perquisites of not more than $10,000 annually. He is entitled to an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied.

If Mr. Mirabelli’s employment is terminated other than for cause, he will be entitled to receive an amount equal to his then current annual salary to be paid in 26 equal bi-weekly payments and a pro-rated bonus. The Company will, without regard to the basis for termination, provide a one year continuation of the then current medical and dental benefits made available to Mr. Mirabelli and his family. The Company will also provide specified outplacement benefits to Mr. Mirabelli. The Company’s obligation to make severance payments would be reduced to the extent Mr. Mirabelli receives compensation from other entities during the one-year severance payment period.

Michael Smith Employment Agreement. The Company has an employment agreement with Mr. Smith beginning on January 1, 2006 and ending on December 31, 2007. Mr. Smith’s current annual salary under the agreement is $262,500 plus an allowance for perquisites of not more than $10,000 annually. During the term of Mr. Smith’s agreement, he is entitled to an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied. Mr. Smith is also entitled to additional grants of equity compensation under any new equity compensation plan as shall be approved by the Board of Directors.

If Mr. Smith’s employment is terminated by the Company for reasons other than cause or if he terminates his employment after (i) being removed as Chief Financial Officer or a Senior Vice-President of the Company, (ii) being demoted in title or responsibilities, (iii) his principal permanent office with the Company is relocated more than 50 miles, (iv) being prevented by the Chief Executive Officer or Board of Directors from exercising his responsibilities or (v) a material breach of his employment agreement by the Company that remains uncured for 60 days following his written notice to the Company, he will be entitled to receive an amount equal to his then current bi-weekly salary until 13 bi-weekly payments have been made or until the end of the employment period, whichever occurs later; and a pro-rated bonus. However, if a change of control occurs between January 1, 2006 and the date of such termination of employment, then the Company shall continue to make such bi-weekly payments until the Company has made 26 such payments or until the end of the employment period, whichever occurs later. The Company will provide a continuation of the then current medical and dental benefits made available to Mr. Smith and his family for as long as he is receiving salary payments. The Company will also provide specified outplacement benefits to Mr. Smith. The Company’s obligation to make severance payments would be reduced to the extent Mr. Smith receives compensation from other entities during the severance payment period.

Deferred Compensation Plan for Select Executives. The Deferred Compensation Plan for Select Executives was established by the Company to provide retirement benefits to certain executives selected by the Company. Currently, the executives covered by the plan are Gerald M. Laures, Anthony A. Mirabelli, and Michael Smith. A participant must be credited with at least four years of service with the Company (beginning on January 1, 1999) to be entitled to any benefits under the plan at which time the participant is 10% vested. If the participant remains employed with the Company beyond the four years, his vested percentage will increase in 10% increments annually until he reaches seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service. The total annual benefits under the plan will be equal to 50% of the participant’s “average annual compensation” (the average of the participant’s salary and bonus for his last three years of employment with the Company), multiplied by his vested percentage upon termination. As of January 1, 2006, Messrs. Laures and Mirabelli had each completed seven years of service with the Company and Mr. Smith had completed five years of service with the Company (assuming employment through Mr. Smith’s anniversary date) for purposes of the Deferred Compensation Plan for Select Employees. The estimated benefits payable upon retirement to Messrs. Laures, Mirabelli and Smith under the plan are not determinable because future salary information and the age at which each participant will retire are unknown. Assuming, however, that each participant is fully vested under the Deferred Compensation Plan for Select Employees upon retirement and that each participant’s average annual compensation equals such participant’s 2005 compensation level, Messrs. Laures, Mirabelli and Smith will be entitled to a yearly benefit under the plan of $126,191, $166,497 and $168,760, respectively. If a participant becomes entitled to retirement benefits under the plan, he will receive benefits for a 10-year period.

A participant will be 100% vested if he becomes disabled or if a change of control of the Company occurs. In addition, death benefits are payable to a participant’s designated beneficiary in the event the participant dies before his accrued benefit is fully distributed. Obligations under the plan will be funded by the cash surrender value of officers’ life insurance policies maintained by the Company.

CERTAIN TRANSACTIONS

On July 17, 2002, Mr. Bazet, the Company’s President and Chief Executive Officer, borrowed $399,938 from the Company pursuant to a full recourse term promissory note. The proceeds of the loan were used to exercise incentive stock options for 71,100 shares of common stock. The loan accrues interest at the prime rate. The entire principal indebtedness, together with all accrued and unpaid interest, will be due and payable on July 18, 2006. Interest is payable on July 18 in each year, commencing on July 18, 2003. However, Mr. Bazet has the option to defer the payment of interest and has elected to defer the payment of interest until the maturity date of the loan. Accrued interest receivable totaling $75,316 at December 31, 2005 and $42,281 at December 31, 2004 was classified in other current assets. The outstanding loan balance including accrued interest from Mr. Bazet totaled $475,254 at December 31, 2005 and $442,219 at December 31, 2004.

AUDITORS

Grant Thornton LLP (“Grant Thornton”) has been selected by the Board of Directors upon the recommendation of the Audit Committee to serve as the Company’s independent auditors for 2006. The Company expects a representative of Grant Thornton to be present at the 2006 Annual Meeting of Shareholders, and the representative will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

AUDIT AND NON-AUDIT FEES

The Audit Committee has adopted procedures for the pre-approval of non-audit work performed by Grant Thornton. In 2005, the Audit Committee pre-approved the use of Grant Thornton for the following categories of non-audit services: employee benefit plan audits and Sarbanes-Oxley Section 404 compliance matters. The Audit Committee has advised the Board of Directors that it has determined that the non-audit services rendered by the Company’s independent auditors during 2005 are consistent with maintaining the independence of Grant Thornton. In 2005, there were no instances in which the specified pre-approval requirement was waived.

Aggregate fees billed to the Company for the fiscal years ended December 31, 2005, and 2004 by Grant Thornton are as follows:

	2005	2004
Audit Fees	$203,832	$178,534
Audit Related Fees (a)	38,205	27,035

Total Fees	$242,037	$205,569

(a)	Includes fees for employee benefit plan audits, consultation on Sarbanes-Oxley Section 404 compliance matters and consultation regarding an SEC Comment Letter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company by persons who were, at any time during 2005 directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all persons filed the reports required by such Section 16(a) on a timely basis during or with respect to 2005, except for Mr. Smith, who filed a Form 4 late with respect to one transaction.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

In order to be considered for inclusion in the Company’s proxy materials for the 2007 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company no later than December 9, 2006. In addition, regardless of whether a shareholder nominee for director or other proposal is included in the Company’s 2007 Proxy Statement as a nominee or proposal to be considered by shareholders, the Company’s Bylaws establish an advance notice procedure for shareholder nominees and proposals to be brought before the annual meeting of shareholders. Shareholders at the 2006 Annual Meeting of Shareholders may consider a nomination or proposal brought by a shareholder of record on April 1, 2006 who is entitled to vote at the 2006 Annual Meeting and who has given the Company timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder nomination or proposal intended to be brought before the 2006 Annual Meeting must have been received by the Company after the close of business on January 30, 2006 and prior to the close of business on February 24, 2006. The Company did not receive notice of any shareholder nomination or proposal relating to the 2006 Annual Meeting.

The 2007 Annual Meeting of Shareholders is expected to be held on May 8, 2007. A shareholder nomination or proposal intended to be brought before the 2007 Annual Meeting of Shareholders must be received by the Company after the close of business on January 29, 2007 and prior to the close of business on February 23, 2007. The Company’s Bylaws contain specific information requirements regarding a shareholder’s ability to nominate a director. The Company’s Bylaws contain specific information requirements regarding a shareholder’s ability to nominate a director. All nominations and proposals should be directed to the attention of Gerald M. Laures, Corporate Secretary, 6500 West Cortland Street, Chicago, Illinois 60707.

REQUEST TO VOTE, SIGN, DATE AND RETURN PROXIES

Whether or not you plan to attend the 2006 Annual Meeting of Shareholders on May 9, 2006, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of Class I and Class II directors, that may be brought before the 2006 Annual Meeting. However, if any other matters properly come before the 2006 Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote that proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in connection with this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING, DIRECTED TO THE ATTENTION OF GERALD M. LAURES, CORPORATE SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS 60707, TELEPHONE: (773) 889-8870. SUCH REPORT IS ALSO AVAILABLE THROUGH THE COMPANY’S WEBSITE AT WWW.COBRA.COM.

By order of the Board of Directors,

Gerald M. Laures

Secretary

Cobra Electronics Corporation

Chicago, Illinois

April 7, 2006

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Summary

Net sales increased 8.3% to $133.1 million for the year ended December 31, 2005 compared to $122.9 million in 2004 as a result of strong performance in the Company’s Detection and Citizens Band radio products. Gross margin decreased to 25.6% from 26.2% in 2004 primarily due to lower net pricing on older mobile navigation models because of the introduction of the new NAV ONE 4500 and NAV ONE 4000. Selling, general and administrative expenses increased $2.3 million, or 8.0%, but were down slightly as a percentage of net sales, 23.0% compared to 23.1% in 2004. The increase reflected increased selling expenses because of higher sales as well as increases in expenses associated with the Company’s new enterprise resource planning (“ERP”) system, incentive compensation costs and professional fees, including legal, tax and Sarbanes-Oxley Section 404 consulting. Partly offsetting these increases was the capitalization of certain engineering expenses for mobile navigation software development in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed” as the Company has devoted internal resources to product development and reduced its reliance on third-party contractors to build a stronger proprietary position in the market for mobile navigation products.

Other income increased $10.1 million in 2005 due to gains from non-recurring events including a $7.2 million gain associated with payment of a death benefit from life insurance maintained by the Company to fund a deferred compensation plan for Jerry Kalov, the Company’s former president and chief executive officer, and a $1.9 million gain from the sale of unimproved property located adjacent to the Company’s office and warehouse facility in Chicago.

Net earnings in 2005 were $12 million, or $1.81 per diluted share, compared to $2.4 million, or $0.36 per diluted share, for 2004. Income tax expense was approximately the same for 2005 and 2004 because the effective tax rate for 2005 was substantially lower than for 2004 due to the non-taxable effect of the gain on life insurance proceeds and R&D tax credit.

The declining trend in the two-way radio market is expected to stabilize somewhat in 2006 as industry unit sales and average retail selling prices stabilize. The Company anticipates that any revenue decrease in two-way radio sales will be more than offset by increased sales of Detection and its newer products—Mobile Navigation, Ten Meter radio, Marine radios and chartplotters.

Results of Operations

2005 Compared to 2004

The $10.2 million increase in net sales from $122.9 million to $133.1 million, resulted primarily from higher sales in Detection and Citizens Band radios. Detection sales benefited from the addition in 2005 of two major new radar customers, Radio Shack and Sears, as well as strong sales to two of the Company’s largest existing radar customers, Best Buy and Wal-Mart. The increase in sales of Citizen Band radios was due to strong sales to distributors driven by increased promotional activities by distributors with their customers. Ten Meter radios, a new product line in 2005, also contributed to the overall sales increase in 2005. Offsetting these increases in part were lower unit sales of two-way radios, mainly because of a major customer’s declining two-way business, and handheld GPS models as the Company was discontinuing this line at this time.

Gross margin decreased to 25.6% from 26.2% in 2004 primarily due to lower net pricing on older mobile navigation models because of the introduction of the new NAV ONE 4500 and NAV ONE 4000 that have significant new features. Also contributing to the gross margin decline were lower margins on the sale of radar detectors to several customers which require minimal program dollars for advertising and sales promotion activities, thus offsetting the lower margin with lower variable selling expenses. Partially offsetting these margin declines were gains on foreign exchange contracts for the sale of euros and the purchase of U.S. dollars that totaled $501,000 as well as a $724,000 reduction in cost of sales from the termination of the development agreement with Horizon Navigation, Inc. (“Horizon”). In connection with the termination of this agreement, the Company had previously identified alternative technology platforms for its mobile navigation products. To compensate the Company for the loss of the Horizon platform for future products, Horizon refunded to Cobra certain development fees previously paid and released Cobra from the obligation to pay royalties on remaining sales of products using the Horizon platform. After recognizing the impact of the termination of the development and license agreement on the intangible assets associated with the Horizon platform, the net benefit was recorded as a reduction of cost of sales from the Horizon settlement.

Selling, general and administrative expenses increased $2.3 million, or 8.0%, and declined slightly as a percentage of net sales, 23.0% in 2005 compared to 23.1% in 2004. The increase reflected increased selling expenses because of higher sales as well as increases in expenses associated with the Company’s new ERP system, which was placed in service on January 1, 2005, and a $727,000 increase in professional fees, primarily associated with Sarbanes-Oxley Section 404 consulting, domestic and international trademark legal work and tax work related to the research and development tax credits. Partially offsetting these increases was a decrease in R&D expense.

Expenses associated with the new ERP system amounted to $775,000 in 2005 and were primarily related to help desk support consulting, hardware and software hosting, software maintenance and amortization of software and implementation costs. In 2004, expenses related to the Company’s new ERP system amounted to approximately $290,000 and included consulting and temporary help, travel, meals and training. It is expected that the costs related to the ERP system incurred in 2005 will continue into 2006 and then moderate in subsequent periods.

R&D expense decreased in 2005 by $601,000. The decrease was due to the capitalization in 2005 of certain engineering expenses for mobile navigation software development in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed” as the Company has devoted more internal resources to mobile navigation product development and significantly reducing its reliance on third-party contractors in order to build a stronger proprietary position in the rapidly growing market for mobile navigation products. It is expected that these expenses will continue to increase as resources are added to support the Company’s anticipated growth of its mobile navigation business.

Interest expense of $89,000 for 2005 was $21,000 less than for 2004, due to lower average debt outstanding during 2005.

The $10.1 million increase in other income in 2005, compared to 2004, resulted primarily from the two significant events, which occurred in the first quarter of 2005. The first was a $7.2 million gain (that is non-taxable, except for alternative minimum tax) associated with the payment of a death benefit from life insurance maintained by the Company to fund a deferred compensation plan for Jerry Kalov, the Company’s former president and chief executive officer. The Company maintains insurance policies on the lives of certain current and former senior executives to provide a mechanism to pay retirement benefits under its deferred compensation plans and recoup the cost through death benefits. The Company also realized a $1.9 million gain from the sale of unimproved property located adjacent to its office and warehouse facility in Chicago. Also contributing to the increase was a gain of $299,000 on a lump-sum payment in settlement of the deferred compensation obligation to the estate of Mr. Kalov.

For 2005, income tax expense increased by $103,000 while the effective tax rate decreased to 11.8% from 38.6% in 2004. The lower effective tax rate was due to the non-taxable effect of the gain on life insurance proceeds and a R&D tax credit representing eleven prior years of credit.

2004 Compared to 2003

The $8.1 million increase in net sales resulted from higher sales of newer products, including Mobile Navigation, Marine electronics as well as increased Detection and International sales. A significant decline in sales in the two-way radio category in 2004, both in units and in price per unit, reflected market trends. This resulted in lower sales for the year to the Company’s largest customer, Wal-Mart. However, sales of mobile navigation products drove an increase in sales to Best Buy, the Company’s second largest customer.

Gross margin decreased from 26.7% to 26.2% driven primarily by sales early in the year of certain end-of-life inventory and $614,000 of increased amortization expense on intangible assets in the fourth quarter of 2004, associated with a change in estimated economic useful life for certain handheld GPS models. These sales were partially offset by a favorable impact from a stronger euro in 2004.

Selling, general and administrative expenses increased by $822,000 or 3.0%, but declined as a percentage of net sales from 24.0% to 23.1%, reflecting increased R&D expenses for new products, expenses related to the Company’s new ERP system and higher deferred compensation expense, partially offset by lower bad debt expenses and a reserve reduction.

R&D expense was higher by $434,000, which reflected headcount additions for new product development, both in the U.S. and Hong Kong. The Company anticipates that R&D costs will continue to increase as resources are acquired to support the anticipated growth of the Company’s navigation and marine products. Expenses related to the Company’s new ERP system amounted to approximately $290,000 and included consulting and temporary help, travel, meals and training. The $245,000 increase in deferred compensation expense was due to additional years of service for the Company’s president and chief executive officer, who entered into a new five-year contract in 2004.

These increases were partially offset by a decrease in bad debt expense. The lower bad debt expense included a reduction of $308,000 in the allowance for doubtful accounts, based on the Company’s write-off history in the last five years and specifically identified accounts that might be at risk.

Interest expense of $110,000 for 2004 was $52,000 lower than 2003, due to lower average debt outstanding during 2004 and lower unused line fees that resulted from a reduction in the Company’s credit line from $55 million to $45 million.

Other income decreased by $66,000 compared to 2003 primarily due to a lower gain on the cash surrender value of life insurance policies.

Income tax expense increased $194,000 to $1.5 million in 2004 due to an increase in pretax income and the establishment of a valuation allowance for the deferred net operating loss carry-forward tax asset related to Cobra Electronics Europe Limited. The effective tax rate was 38.6% in 2004 compared to 41.4% in 2003.

Liquidity and Capital Resources

On January 31, 2002, the Company executed a new three-year revolving credit agreement for $55 million with three financial institutions. Borrowings and letters of credit issued under the agreement are secured by substantially all of the assets of the Company, with the exception of real property and the cash surrender value of certain life insurance policies owned by the Company. The credit agreement was amended as of February 18, 2003 to address certain covenant violations then existing and decrease the earnings requirements for each calendar quarter through March 31, 2004 and to provide for increased permitted capital expenditures in 2003.

The credit agreement was also amended on February 18, 2004 to extend the term of the agreement to January 31, 2006, address certain covenant violations that would otherwise have occurred, reduce the cost of the credit facility by reducing its size to $45 million and reducing the applicable interest rates, and modify the earnings requirements for each calendar quarter through January 31, 2006. As of September 30, 2004, the Company obtained a waiver letter to cover an increase in the permitted capital expenditures for the year 2004.

On May 12, 2005 the credit agreement was again amended to address certain covenant violations then existing as of March 31, 2005 and decrease the minimum EBIT required for any single quarter and for any twelve-month period ending on June 30, 2005, September 30, 2005 and December 31, 2005. The credit agreement was also amended on November 15, 2005, to increase the capital expenditure limitation set forth in the Credit Agreement to $6,500,000 for the year ended December 31, 2005, amend the definition of “EBIT” to exclude the affect of certain items and extend the term of the Credit Agreement from January 31, 2006 to January 31, 2007. On February 22, 2006, the credit agreement was further amended to allow the Company to pay dividends and distributions on its stock and increase the aggregate amount the Company may use for repurchases of its stock during any calendar year, including any dividends and distributions that the Company may pay on its stock.

Loans outstanding under the credit agreement, as amended, bear interest, at the Company’s option, at 25 basis points below the prime rate or at LIBOR plus 175 basis points. The credit agreement contains certain financial and other covenants, including a requirement that James R. Bazet continue as CEO of the Company. At December 31, 2005, the Company had no interest bearing debt outstanding and approximately $29.8 million available under this credit line based on asset advance formulas.

Net cash flows used for operating activities were $5.3 million for the year ended December 31, 2005. Operating cash flows were provided by net earnings of $12.0 million, depreciation and amortization of $4.8 million and an increase in accounts payable and accrued liabilities of $1.1 million. The above inflows were partially offset by a $7.2 million gain associated with the payment of a death benefit from life insurance maintained by the Company to fund a deferred compensation plan for Jerry Kalov, the Company’s former president and chief executive officer, a $1.9 million gain on the sale of unimproved property located adjacent to the Company’s office and warehouse facility in Chicago, an increase in other current assets of $4.1 million, an increase in intangible assets of $2.3 million, an increase in inventories of $2.4 million and an increase in receivables of $1.6 million. The increase in other current assets was mainly due to a $2.2 million increase in the products returned to vendors for credit against similar, new models, as well as increases in the loan receivable from Horizon and prepaid assets. Intangible assets increased because of costs incurred for the ERP system and for product software development in connection with the Company’s development of mobile navigation products. Costs for mobile navigation product software development are expected to continue in 2006 and beyond. Additionally, the amortization of these product software assets is also expected to increase in future years.

Working capital requirements are seasonal, with demand for working capital being higher later in the year as customers begin purchasing for the holiday selling season. The Company believes that cash generated from operations and from borrowings under its credit agreement will be sufficient in 2006 to fund its working capital needs.

Net cash provided by investing activities amounted to $9.2 million in 2005, principally because of $11.2 million of cash from life insurance proceeds (from a death benefit from life insurance maintained by the Company to fund a deferred compensation plan for Jerry Kalov, the Company’s former president and chief executive officer) and $2.0 million of proceeds from the sale of unimproved property located adjacent to its office and warehouse facility in Chicago. These amounts were offset in part by expenditures of $2.0 million for the purchase of tooling and equipment and implementation costs of $1.8 million on the Company’s ERP system.

Net cash provided by financing activities amounted to $306,000 and resulted from transactions related to the exercise of stock options.

On February 22, 2006, the Company’s Board of Directors approved an annual cash dividend of $0.16 per share payable on April 28, 2006 to shareholders of record on April 14, 2006. The annual dividend payment for 2006 will approximate $1.0 million.

The Company believes that for the foreseeable future, it will be able to continue to fund its operations and the payment of the annual cash dividend with cash generated from operations using existing or similar future bank credit agreements to fund its seasonal working capital needs.

Total outstanding commitments at December 31, 2005 were as follows (in thousands):

	Total	Less than 1 year	1 to 3 Years	3 to 5 Years	After 5 Years
Capital lease (a)	$234	$72	$144	$18	$—
Operating leases	1,269	310	341	105	513
Purchase obligations	32,286	32,286	—	—	—
Letters of credit	3,637	3,637	—	—	—
Deferred compensation (a)	5,095	33	171	1,185	3,706

Total	$42,521	$36,338	$656	$1,308	$4,219

(a)	included in Consolidated Balance Sheets on page 26-27.

The Company does not have any other significant long-term obligations, contractual obligations, lines of credit, standby letters of credit, standby repurchase obligations or other commercial commitments.

Critical Accounting Policies

The Company’s significant accounting policies are discussed in the notes to the consolidated financial statements. The application of certain of these policies requires significant judgments or a historical based estimation process that can affect the results of operations and financial position of the Company as well as the related footnote disclosures. The Company bases its estimates on historical experience and other assumptions that it believes are reasonable. If actual amounts ultimately differ from previous estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known.

Critical accounting policies generally consist of those that are reflective of significant judgments and uncertainties and could potentially result in materially different results under different assumptions. The accounting policies and estimates that may have a significant impact upon the operating results, financial position and footnote disclosures of the Company are as follows:

Revenue Recognition—Revenue from the sale of goods is recognized at the time of shipment, except for revenue from sales of products to certain customers whose contractual terms specify FOB destination. Revenue from sales of products to these customers is recognized at the estimated time of receipt by the customer (estimated based on the average shipping time for all such customers), when title and risk of loss would pass to the customer. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis as described below.

Sales Returns Reserve—The Company has a policy that allows its customers to return product that was returned to them by their customers. The reserve reflects the sales, cost of sales and gross profit impact of expected returns and related stock adjustments, as well as reduction in accounts receivable and increases in inventory for the amount of expected returns. The amount of the reserve is determined by multiplying the sales and cost of sales by product category for the current quarter by historical return rates adjusted for any known changes in key variables affecting these return rates. Thus, judgments must be made regarding whether current return rates will approximate anticipated return rates. This reserve will vary based on the changes in sales, gross margin and historical, as well as anticipated, return rates from quarter to quarter.

Warranty Reserve—The Company generally provides a one year consumer warranty for its products and also allows its customers to return product that has been returned by their customers. Consequently, the Company maintains a warranty reserve, which reflects historical return rates by product category multiplied by the most recent six months of unit sales and the unit standard cost of each model. The Company uses the most recent six months of unit sales in its estimate, as historical experience indicates that most returns will occur within six months of the Company’s original sale date. Therefore, judgments must be made based on historical return rates and how the returned product will be disposed of, either by liquidation or return to vendors for credit on new purchases. This reserve may vary based upon the level of sales and changes in historical return rates from quarter to quarter as well as estimated costs of disposal, either liquidation prices or the credit given by vendors.

Liquidation Reserve—The Company maintains a liquidation reserve representing the write-down of returned product from our customers to its net realizable value. Returned inventory is either sold to various liquidators or returned to vendors for partial credit against similar, new models; this decision depends upon the estimated future demand for the models. Judgments are made as to whether various models are to be liquidated or returned to the vendor, taking into consideration the liquidation prices expected to be received and the amount of vendor credit. The amount of the reserve is determined by comparing the cost of each unit returned to the estimated amount to be realized upon each unit’s disposition, either from returning the unit to the vendor for credit towards the cost of new, similar product or liquidating the unit. This reserve can fluctuate significantly from quarter to quarter depending upon quantities of returned inventory on hand and the estimated liquidation price or vendor credit per unit.

Net Realizable Value Reserve—The Company maintains a net realizable value reserve to write-down, as necessary, certain inventory not previously sold to customers, except for inventory covered by the liquidation reserve discussed above, below cost. The reserve includes models where it is determined that net realizable value is less than cost. Thus, judgments must be made about which slow-moving, excess or non-current models are to be included in the reserve and the estimated net realizable value of such model (i.e., the per unit price that it is estimated can be received in the marketplace if the model was sold). This reserve will vary depending upon the specific models selected, the estimated net realizable value for each model and quantities of each model that are determined will be sold below cost from quarter to quarter.

Advertising and Sales Promotion Accrual—The advertising and sales promotion accrual reflects amounts provided to retailers and distributors for advertising and sales promotions. Customer programs, generally agreed to at the beginning of each year, are mainly variable programs dependent on sales and may be revised during the course of the year, based upon a customer’s projected sales and other factors, such as new promotional opportunities. Accruals are made monthly for each customer by multiplying the customer’s estimated program accrual percentage by the customer’s actual sales. Therefore, this accrual will vary quarter to quarter depending on a given quarter’s sales and the sales mix of customers. In addition, should a customer significantly exceed or fall short of its planned program sales, negotiate changes to the term of the existing programs or add new ones, adjustments may need to be made to the customer’s estimated program accrual percentage due to certain minimum and/or maximum sales thresholds in such customer’s programs. Periodic adjustments may also be necessary for unused customer funds.

Deferred Compensation—Obligations under the deferred compensation plans (most of which are non-qualified defined benefit plans) and annual deferred compensation expense are determined by a number of assumptions. Key assumptions in the determination of obligations under the deferred compensation plans and annual deferred compensation expense include the discount rate and anticipated compensation for each individual covered by the plans, which in part is dependent upon the anticipated future profitability of the Company. The discount rate for 2005 and 2004 was 7 percent. The compensation increase assumptions are based on historical experience and anticipated future performance. The Company maintains life insurance policies for certain current and former executives to provide funding for future obligations. As of December 31, 2005, the cash surrender value of the insurance policies in force for the Company’s president and chief executive officer was $808,000.

Software Related to Products to be Sold—The Company purchases and/or incurs costs in connection with the development of software to be used in products that the Company intends to sell. Such costs are capitalized and deferred as intangible assets in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Such costs consist of expenditures incurred after technological feasibility of the software has been established and a working model of the product developed and consist principally of coding and related costs. Such costs are charged to earnings based on the ratio of actual product sales during the reporting period to expected product sales over the estimated product life cycle. In 2005, certain engineering costs associated with the development of mobile navigation products were capitalized in accordance with SFAS No. 86, as Cobra expanded its internal capabilities and reduced its reliance on outside contractors. Software related intangible assets are periodically reviewed for possible impairment as required by paragraph 10 of SFAS No. 86 and, accordingly, if such review indicates that the carrying amount of these assets may not be recoverable, the carrying value is reduced to the estimated fair value.

The above listing is not intended to be a comprehensive list of all of the Company’s accounting policies. In most cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States. See Note 1 to Cobra’s consolidated financial statements, which is incorporated herein by reference, for more information with respect to the Company’s significant accounting policies.

New Accounting Pronouncements

In May 2005, SFAS No. 154, “Accounting Changes and Error Corrections” (a replacement of APB Opinion No. 20 and SFAS No. 3) was issued. SFAS No. 154 requires that all voluntary changes in accounting principles and changes required by a new accounting pronouncement that do not include specific transition provisions be applied retrospectively to prior periods’ financial statements, unless it is impracticable to do so. APB Opinion 20 required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle as a component of net income in the period of change. SFAS No. 154 is effective prospectively for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier application encouraged. Earlier application is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS No. 154 was issued (May 2005). SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. Accordingly, the Company will implement the provisions of this accounting pronouncement in the fiscal reporting period ending December 31, 2006. The Company does not expect SFAS No. 154 to have any impact on its financial statements.

In April 2005, the SEC announced the adoption of a new rule that amends the compliance dates for SFAS No. 123 (revised 2004), “Share-Based Payment” (Statement No. 123R). SFAS No. 123R, as amended, is applicable for all fiscal years beginning after June 15, 2005. As a result the Company is required to implement SFAS No. 123R at the beginning of its next fiscal year, and accordingly, the Company will begin to reflect the adjustment to earnings for the impact of this accounting pronouncement in the interim reporting period ending March 31, 2006. The Company does not expect the adoption of SFAS 123R to have a material effect on the financial statements.

FSP FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” with an effective date of November 10, 2005 provides an elective alternative transition method. The Company has one year from the date of the initial adoption of SFAS No. 123R or November 10, 2005 to evaluate the available transition alternatives and make its on-time election. The transition method prescribed by SFAS 123R should be followed until the alternative method FSP is elected.

Quantitative and Qualitative Disclosures About Market Risk

The Company is subject to market risk associated principally with changes in interest rates and foreign exchange rates. The Company does not have any interest rate exposure at December 31, 2005, as it does not have any outstanding debt. Debt incurred under our credit agreement is priced at interest rates that float with the market and therefore the fair value of the Company’s debt is not significantly affected by changes in market interest rates.

The Company’s suppliers are located in China, Hong Kong, the Philippines and Italy. In 2005, approximately 13.5% of the Company’s sales were outside the United States, principally in Europe and Canada, compared to 14.8% in 2004. The Company minimizes the foreign currency exchange rate risk associated with relationships outside of the United States by conducting all of its transactions in U.S. dollars, except for some billings of its European business, which are conducted in euros. The Company does not use derivative financial or commodity instruments for trading or speculative purposes, however, forward contracts are occasionally used for hedging a portion of the Company’s European business’ euro denominated transactions. Please refer to Note 4 in the financial statements, which is incorporated herein by reference, for further information on the Company’s financial instruments and derivatives. A 10% movement in the U.S. dollar/euro exchange rate on the forward contracts outstanding at December 31, 2005 would result in approximately a $226,000 annual increase or decrease in cost of sales and cash flows.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 found at Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the SEC, press releases, or otherwise. Statements contained in this report that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements may include, but are not limited to, projections of revenue, income or loss and capital expenditures, statements regarding future operations, anticipated financing needs, compliance with financial covenants in loan agreements, liquidity, plans for acquisitions or sales of assets or businesses, plans relating to products or services, assessments of materiality, expansion into international markets, growth trends in the consumer electronics business, technological and market developments in the consumer electronics business, the availability of new consumer electronics products and predictions of future events, as well as assumptions relating to these statements. In addition, when used in this report, the words “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements contained in this report or in other Company filings, press releases, or otherwise. Factors that could contribute to or cause such differences include, but are not limited to, unanticipated developments in any one or more of the following areas:

•	global economic and market conditions, including continuation of or changes in the current economic environment;

•	ability of the Company to introduce new products to meet consumer needs, including timely introductions as new consumer technologies are introduced, and customer and consumer acceptance of these new product introductions;

•	pressure for the Company to reduce prices for older products as newer technologies are introduced;

•	significant competition in the consumer electronics business, including introduction of new products and changes in pricing;

•	factors related to foreign manufacturing, sourcing and sales (including foreign government regulation, trade and importation, and health and safety concerns, and effects of fluctuation in exchange rates);

•	ability of the Company to maintain adequate financing, to bear the interest cost of such financing and to remain in compliance with financing covenants;

•	changes in law; and

•	other risk factors, which may be detailed from time to time in the Company’s SEC filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this report, which speak only as of the date set forth on the signature page hereto. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31		June 30		September 30		December 31
	2005	2004	2005	2004	2005	2004	2005	2004
	(in thousands, except per share amounts)
Net sales	$19,290	$22,666	$33,672	$25,186	$33,511	$31,014	$46,610	$44,010
Cost of sales (a)	15,107	17,525	25,064	18,351	25,213	22,874	33,566	31,901
Gross profit	4,183	5,141	8,608	6,835	8,298	8,140	13,044	12,109
Selling, general and administrative expense (b)	6,331	5,919	7,730	6,057	6,782	7,312	9,769	9,049
Operating income (loss)	(2,148)	(778)	878	778	1,516	828	3,275	3,060
Other income (expense)	9,096	(73)	(20)	8	115	78	873	(23)
Tax provision (benefit) (c)	1,281	(309)	135	285	(250)	335	435	1,186
Net earnings (loss)	5,667	(542)	723	501	1,881	571	3,713	1,851
Net earnings (loss) per share (d):
Basic	.88	(0.08)	.11	0.08	.29	0.09	0.57	0.29
Diluted	.86	(0.08)	.11	0.08	.29	0.09	0.56	0.28
Weighted average shares outstanding:
Basic	6,445	6,423	6,445	6,445	6,445	6,445	6,458	6,445
Diluted	6,569	6,630	6,583	6,625	6,595	6,559	6,689	6,589
Stock Price:
High	8.130	11.540	9.850	9.250	9.500	8.920	15.000	9.250
Low	7.010	7.400	7.000	8.110	6.810	6.020	7.120	7.020
End of Quarter	7.590	8.151	7.160	9.050	8.190	7.210	13.370	8.110
Trading Volume	381	2,113	1,120	559	734	531	4,315	706

(a)	The fourth quarter of 2005 included a $724,000 net benefit related to the settlement of the Horizon development agreement.
(b)	The fourth quarter of 2004 included a reduction of $308,000 in the allowance for doubtful accounts, based on the Company’s write-off history in the last five years and specifically identified accounts that might be at risk.
(c)	Tax provision for 2005 reflects the R&D credit for the years 1995 to 2005 and the non-taxable life insurance proceeds in the first quarter of 2005.
(d)	The sum of the quarterly net earnings per share amounts may not equal the annual amount because net earnings per share are calculated independently for each quarter.

Market for the Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

The Company’s common stock trades on The NASDAQ Stock Market under the symbol COBR. As of March 3, 2006, the Company had approximately 692 shareholders of record and approximately 1,950 shareholders for whom securities firms acted as nominees. The Company’s common stock is the only class of equity securities outstanding.

In February 2006, the Company and its lenders entered into an amendment to its credit agreement permitting the Company to pay limited cash dividends. On February 22, 2006, the Board of Directors declared an annual cash dividend of $0.16 per share payable on April 28, 2006 to shareholders of record on April 14, 2006.

FIVE-YEAR FINANCIAL SUMMARY

Years Ended December 31	2005	2004	2003	2002	2001
	(in thousands, except per share amounts)
Operating Data:
Net sales	$133,084	$122,877	$114,811	$135,840	$150,031
Gross profit	34,135	32,225	30,655	34,277	38,989
Selling, general and administrative expense	30,614	28,337	27,515	31,074	28,404
Expenses for the terminated Lowrance acquisition	—	—	—	—	1,402
Operating income	3,521	3,888	3,140	3,203	9,183
Other income (expense)—net	10,062	(11)	3	(137)	(904)
Tax provision	1,599	1,496	1,302	1,346	3,594
Net earnings	11,984	2,381	1,841	1,720	4,685

Net earnings per share:
Basic	1.86	0.37	0.29	0.27	0.75
Diluted	1.81	0.36	0.28	0.26	0.73

As of December 31:
Total assets	92,922	82,494	76,233	74,782	89,592
Long-term debt	—	—	—	—	15,378
Shareholders’ equity	72,252	60,127	57,701	55,879	53,972
Book value per share	$11.13	$9.33	$8.99	$8.70	$8.56
Shares outstanding	6,489	6,445	6,420	6,420	6,303

CONSOLIDATED STATEMENTS OF EARNINGS

Cobra Electronics Corporation

Years Ended December 31	2005	2004	2003
	(in thousands, except per share amounts)
Net sales	$133,084	$122,877	$114,811
Cost of sales	98,949	90,652	84,156

Gross profit	34,135	32,225	30,655

Selling, general and administrative expense	30,614	28,337	27,515

Operating income	3,521	3,888	3,140

Other income (expense):
Life insurance proceeds	7,244	—	—
Gain on sale of land	1,916	—	—
Other income (expense), net	902	(11)	3

Income before income taxes	13,583	3,877	3,143
Tax provision	1,599	1,496	1,302

Net earnings	$11,984	$2,381	$1,841

Net earnings per common share:
Basic	$1.86	$0.37	$0.29
Diluted	$1.81	$0.36	$0.28

Weighted average shares outstanding:
Basic	6,448	6,439	6,420
Diluted	6,609	6,603	6,495

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEETS

Cobra Electronics Corporation

At December 31	2005	2004
	(in thousands)
ASSETS
Current assets:
Cash	$6,704	$2,600
Receivables, less allowances for claims and doubtful accounts of $275 in 2005 and $270 in 2004	28,710	27,181
Inventories, primarily finished goods	21,837	19,551
Deferred income taxes	5,237	5,209
Loan receivable	3,374	2,465
Other current assets	5,614	3,487

Total current assets	71,476	60,493

Property, plant and equipment, at cost:
Buildings and improvements	5,398	4,939
Tooling and equipment	17,612	16,318

	23,010	21,257
Accumulated depreciation	(16,342)	(14,792)
Land	230	330

Net property, plant and equipment	6,898	6,795

Other assets:
Cash surrender value of officers’ life insurance policies	3,672	7,024
Intangible assets	10,084	8,182
Other assets	792	—

Total other assets	14,548	15,206

Total assets	$92,922	$82,494

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEETS (cont.)

Cobra Electronics Corporation

At December 31	2005	2004
	(in thousands, except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,292	$4,785
Accrued salaries and commissions	1,315	1,074
Accrued advertising and sales promotion costs	2,935	2,470
Accrued product warranty costs	1,618	1,277
Accrued income taxes	646	1,896
Other accrued liabilities	1,725	1,696

Total current liabilities	13,531	13,198
Non-current liabilities:
Deferred compensation	5,062	5,564
Deferred income taxes	1,691	3,206
Other long term liabilities	386	399

Total non-current liabilities	7,139	9,169

Total liabilities	20,670	22,367

Shareholders’ equity:
Preferred stock, $1 par value, shares authorized-1,000,000; none issued	—	—
Common stock, $.33 1/3 par value, 12,000,000 shares authorized, 7,039,100 issued for 2005 and 2004	2,345	2,345
Paid-in capital	19,761	19,650
Retained earnings	54,255	42,271
Accumulated comprehensive loss	(251)	(17)

	76,110	64,249
Treasury stock, at cost (549,853 shares for 2005 and 594,285 shares for 2004)	(3,458)	(3,722)
Officer’s note receivable	(400)	(400)

Total shareholders’ equity	72,252	60,127

Total liabilities and shareholders’ equity	$92,922	$82,494

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Cobra Electronics Corporation

Years Ended December 31	2005	2004	2003
	(in thousands)
Cash flows from operating activities:
Net earnings	$11,984	$2,381	$1,841
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	4,844	3,369	2,732
Gain on cash surrender value (CSV) of life insurance	(319)	(203)	(306)
Tax benefit from stock options exercised	69	78	—
Deferred income taxes	(1,543)	(574)	1,450
(Gain) loss on sale of fixed assets	(1,925)	91	2
Gain on ex-officer’s life insurance	(7,244)	—	—
Net benefit of Horizon agreement	(724)	—	—
Gain on deferred compensation payout	(299)	—	—
Changes in assets and liabilities:
Receivables	(1,632)	(4,687)	2,463
Inventories	(2,407)	1,176	312
Other current assets	(4,117)	(355)	77
Intangible assets	(2,273)	(2,818)	(2,408)
Accounts payable	543	1,693	(1,251)
Accrued income taxes	(543)	1,739	(441)
Accrued liabilities	527	(297)	173
Deferred compensation	(204)	1,009	771
Other long term liabilities	(13)	264	135

Net cash flows (used in) provided by operating activities	(5,276)	2,866	5,550

Cash flows from investing activities:
Capital expenditures	(1,970)	(2,043)	(1,500)
Proceeds on sale of land	2,015	—	—
Implementation of ERP system	(1,791)	(1,808)	—
Premiums on CSV life insurance	(288)	(257)	(292)
Proceeds on ex-officer’s life insurance	11,204	—	—
Loan receivable	—	(740)	(1,725)

Net cash flows provided by (used in) investing activities	9,170	(4,848)	(3,517)

Cash flows from financing activities:
Transactions related to exercise of stock options, net	306	—	—

Net cash flows provided by financing activities	306	—	—

Effect of exchange rate changes on cash and cash equivalents	(96)	(154)	(126)

Net increase (decrease) in cash	4,104	(2,136)	1,907
Cash at beginning of year	2,600	4,736	2,829

Cash at end of year	$6,704	$2,600	$4,736

Supplemental disclosure of cash flow information:

	2005	2004	2003
Cash paid during the year for:
Interest	$89	$110	$162
Income taxes, net of refunds	$4,556	$364	$530

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS)

Cobra Electronics Corporation

Three Years Ended December 31, 2005	Common Stock	Paid-In Capital	Retained Earnings	Treasury Stock	Accum Comp Inc(Loss)	Officer’s Loan Rec	Total
	(dollars in thousands)
Balance—January 1, 2003	$2,345	$19,772	$38,049	$(3,922)	$35	$(400)	$55,879
Comprehensive Income:
Net earnings	—	—	1,841	—	—	—	1,841
Accumulated other comprehensive income—foreign currency translation adjustment	—	—	—	—	(19)	—	(19)

Total comprehensive income							1,822
Transactions related to exercise of options, net	—	—	—	—	—	—	—
Tax benefit from stock options exercised	—	—	—	—	—	—	—

Balance—December 31, 2003	$2,345	$19,772	$39,890	$(3,922)	$16	$(400)	$57,701
Comprehensive Income:
Net earnings	—	—	2,381	—	—	—	2,381
Accumulated other comprehensive income(loss)—foreign currency translation adjustment	—	—	—	—	(33)	—	(33)

Total comprehensive income							2,348
Transactions related to exercise of options, net	—	(200)	—	200	—	—	—
Tax benefit from stock options exercised	—	78	—	—	—	—	78

Balance—December 31, 2004	$2,345	$19,650	$42,271	$(3,722)	$(17)	$(400)	$60,127
Comprehensive Income:
Net earnings	—	—	11,984	—	—	—	11,984
Accumulated other comprehensive income(loss)—foreign currency translation adjustment	—	—	—	—	(234)	—	(234)

Total comprehensive income							11,750
Transactions related to exercise of options, net	—	42	—	264	—	—	306
Tax benefit from stock options exercised	—	69	—	—	—	—	69

Balance—December 31, 2005	$2,345	$19,761	$54,255	$(3,458)	$(251)	$(400)	$72,252

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cobra Electronics Corporation

Years ended December 31, 2005, 2004 and 2003

(1)  Summary of Significant Accounting Policies

Business—The Company designs and markets consumer electronics products, which it sells primarily under the Cobra brand name principally in the United States, Canada and Europe. A majority of the Company’s products are purchased from overseas suppliers, primarily in China, Hong Kong, the Philippines and Italy. The consumer electronics market is characterized by rapidly changing technology and certain products may have limited life cycles. Management believes that it maintains strong relationships with its current suppliers and that, if necessary, other suppliers could be found. The extent to which a change in a supplier would have an adverse effect on the Company’s business depends on the timing of the change, the product or products that the supplier produces for the Company and the volume of that production. The Company also maintains insurance coverage that would, in certain limited circumstances, reimburse the Company for lost profits resulting from a supplier’s inability to fulfill its commitments to the Company.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Translation of Foreign Currency—Assets and liabilities of consolidated foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at year-end. Revenues and expenses are translated at average exchange rates prevailing during the year. Gains or losses on foreign currency transactions and the related tax effects are reflected in net earnings. The resulting translation adjustments are included in stockholders’ equity as accumulated comprehensive income.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period that are largely based on the current business conditions, including economic climate, revenue growth, sales returns rates, net realizable value of returned products and changes in certain working capital amounts. The Company believes its estimates and assumptions are reasonable. However, actual results and the timing of the recognition of such amounts could differ from those estimates.

Accounts Receivable—The majority of the Company’s accounts receivable are due from retailers and two-step distributors. Credit is extended based on an evaluation of a customer’s financial condition, including the availability of credit insurance, and, generally, collateral is not required. Accounts receivable are due within various time periods specified in the terms applicable to the specific customer and are stated at amounts due from customers net of an allowance for claims and doubtful accounts.

The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, availability of credit insurance and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable against the allowance for claims and doubtful accounts when they are judged to be uncollectible, and payments subsequently received on such receivables are credited to customer claims or bad debt expense.

Inventories—Inventories are recorded at the lower of cost, on a first-in, first-out basis, or market.

Advertising and Sales Promotion Expenses—These costs reflect amounts provided to retailers and distributors for advertising and sales promotions and are expensed as incurred. Customer programs, generally agreed to at the beginning of each year, are mainly variable programs dependent on sales and special promotional events and may be revised during the course of the year, based upon a customer’s projected sales and other factors, such as new, or changes to existing, promotional programs. Advertising and sales promotion expenses for the years ended December 31, 2005, 2004 and 2003 totaled $6.1 million, $5.9 million and $5.7 million, respectively.

Comprehensive Income (Loss)—The Company reports comprehensive income under the provisions of SFAS No. 130, “Reporting Comprehensive Income.” Comprehensive income is defined as the change in equity of a business enterprise from transactions and other events from non-owner sources. Comprehensive income includes net earnings and other non-owner changes in equity that bypass the statement of operations and are reported in a separate component of equity. For the years ended December 31, 2005, 2004 and 2003, other comprehensive income includes only one component, which is the change in the foreign currency translation adjustment.

Concentration of Credit Risk—The Company has a broad customer base doing business in all regions of the United States as well as other areas in North America and Europe. The Company maintained credit insurance covering over 6% of its outstanding accounts receivable balance at December 31, 2005 and 48% of its customer base for 2004. This expense is included in selling, general and administrative expense in the Consolidated Statements of Earnings.

The Company places temporary cash investments with institutions of high credit quality. At December 31, 2005 and 2004, the Company had approximately $6.7 million and $2.6 million, respectively, on deposit with such financial institutions, of which $6.6 million and $2.5 million, respectively, were in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company performs periodic evaluations of these institutions for relative credit standing and has not experienced any losses as a result of this concentration. Consequently, no significant concentration of credit risk is considered to exist.

Depreciation—Depreciation of buildings, improvements, tooling and equipment is computed using the straight-line method over the following estimated useful lives. Depreciation expense totaled $1.8 million for 2005, $2.1 million for 2004, and $2.3 million for 2003.

Classification	Life
Buildings	30 years
Building improvements	20 years
Motor vehicles	3–5 years
Equipment	5–10 years
Tools, dies and molds	1.5–3 years

Long-Lived Assets—Long-lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable. If such a review indicates impairment, the carrying amount of such assets is reduced to an estimated fair value.

Loan Receivable—On January 8, 2003, the Company entered into a loan agreement with Horizon Navigation, Inc. (“Horizon”) a California corporation and vendor to the Company, that was subsequently modified on February 6, 2003. Horizon was permitted to borrow up to $2,000,000 per annum, at Cobra’s discretion, up to an aggregate amount of $6,000,000 at December 31, 2005. The loan accrued interest at a variable rate at a fixed margin above the prime rate. The loan amount provides that the interest will be added to the principal amount of the loan. The principal amount of the loan and all accrued interest were paid in full at maturity as of January 3, 2006.

In connection with the repayment of the loan, Cobra and Horizon agreed to terminate their development and license agreement. As part of the agreement, Horizon refunded a portion of previously paid development fees and released Cobra from the obligation to pay royalties on the sale of products using the Horizon Navigation platform. The termination of the Horizon Navigation agreement resulted in a net benefit of $724,000 that was recorded as a reduction to cost of sales.

Certain amounts of callable and non-callable warrants to purchase shares of common stock of Horizon were issued to the Company each time the Company made a loan to Horizon in excess of specified amounts. Based on Horizon’s financial performance, the Company assigned no value to these warrants. During the first nine months of 2005, the Company adopted the equity method of accounting to recognize its pro-rata share of Horizon’s pre-tax losses. The termination of the Horizon Navigation agreement and the repayment in full of the loan from Cobra resulted in a gain as losses previously recognized under the equity method of accounting were offset.

Research, Engineering and Product Development Expenditures—Research and product development expenditures, as well as the non-capitalized engineering costs, are expensed as incurred and amounted to $1.8 million in 2005, $2.4 million in 2004 and $2.0 million in 2003. In 2005, certain engineering costs associated with the development of mobile navigation products were capitalized in accordance with SFAS No. 86.

Shipping & Handling—Shipping and handling costs are included in cost of goods sold, and the amounts invoiced to customers relating to shipping and handling are included in net sales.

Software Related to Products Sold—The Company purchases and/or incurs costs in connection with the development of software to be used in products that the Company intends to sell, mainly Mobile Navigation products. Such costs are capitalized and deferred as intangible assets in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Such costs consist of expenditures incurred after technological feasibility of the software has been established and a working model of the product developed and consist principally of coding and related costs. Such costs are charged to earnings based on the ratio of actual product sales during the reporting period to expected product sales over the estimated product life cycle. In 2005, certain engineering costs associated with the development of Mobile Navigation products were capitalized in accordance with SFAS No. 86, as Cobra expanded its internal capabilities and reduced its reliance on outside contractors. Software related intangible assets are reviewed at each balance sheet date for possible impairment as required by paragraph 10 of SFAS No. 86, and, accordingly, if such review indicates that the carrying amount of these assets may not be recoverable, the carrying amount is reduced to the estimated fair value.

ERP System Costs—The Company capitalizes certain costs associated with ERP software developed or obtained for internal use in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The Company’s policy provides for the capitalization of external direct costs of materials and services associated with developing or obtaining internal use ERP software. Capitalized costs are classified as intangible assets. Costs associated with preliminary project activities and training are expensed as incurred. Capitalized costs related to ERP software developed or obtained for internal use are amortized over a seven year period on a straight-line basis when the relevant ERP software is placed in service. Capitalized costs are classified as intangible assets.

Stock Options—The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized as options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Had compensation cost been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation”, which requires measuring compensation cost at the fair value of the options granted, the Company’s net earnings and net earnings per common share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

	Year Ended December 31
	2005	2004	2003
Net earnings, as reported	$11,984	$2,381	$1,841
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(68)	(90)	(153)

Pro forma net earnings	$11,916	$2,291	$1,688

Net earnings per common share:
Basic—as reported	$1.86	$0.37	$0.29
Basic—pro forma	1.85	0.36	0.26

Diluted—as reported	$1.81	$0.36	$0.28
Diluted—pro forma	1.80	0.35	0.26

The fair value of each option, for each year, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividends; expected volatility ranging from 42 to 45 percent; risk-free interest rate ranging from 4.0 to 6.8 percent; and expected lives of 5 or 10 years.

Income Taxes—The Company provides for income taxes under the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recorded based on the expected tax effects of future taxable income or deductions resulting from differences in the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when necessary to reduce net deferred tax assets to the amount considered more likely than not to be realized.

Revenue Recognition—Revenue from the sale of goods is recognized at the time of shipment, except for revenue from sales of products to certain of those customers whose contractual terms specify FOB destination. Revenue from sales of products to these customers is recognized at the estimated time of receipt by the customer (estimated based on the average shipping time for all such customers), when title and risk of loss would pass to the customer. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis.

Reclassification—Certain previously reported amounts have been reclassified to conform to the current period presentation.

New Accounting Pronouncements—In May 2005, SFAS No. 154, “Accounting Changes and Error Corrections” (a replacement of APB Opinion No. 20 and SFAS No. 3) was issued. SFAS No. 154 requires that all voluntary changes in accounting principles and changes required by a new accounting pronouncement that do not include specific transition provisions be applied retrospectively to prior periods’ financial statements, unless it is impracticable to do so. APB Opinion 20 required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle as a component of net income in the period of change. SFAS No. 154 is effective prospectively for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier application encouraged. Earlier application is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date the Statement was issued (May 2005). SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of the Statement. Accordingly, the Company will implement the provisions of this accounting pronouncement in the fiscal reporting period ending December 31, 2006. The Company does not expect SFAS No. 154 to have any impact on its financial statements.

In April 2005, the SEC announced the adoption of a new rule that amends the compliance dates for SFAS No. 123 (revised 2004), Share-Based Payment (Statement No. 123R). SFAS No. 123R, as amended, is applicable for all fiscal years beginning after June 15, 2005. As a result the Company is required to implement SFAS No. 123R at the beginning of its next fiscal year, and accordingly, the Company will begin to reflect the adjustment to earnings for the impact of this accounting pronouncement in the interim reporting period ending March 31, 2006. The Company does not expect the adoption of SFAS 123R to have a material effect on its financial statements.

FSP FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” with an effective date of November 10, 2005 provides an elective alternative transition method. The Company has one year from the date of the initial adoption of SFAS No. 123R or November 10, 2005 to evaluate the available transition alternatives and make its on-time election. The transition method prescribed by SFAS 123R should be followed until the alternative method FSP is elected.

(2)  Income Taxes

The provision for income taxes on earnings for the years ended December 31, 2005, 2004 and 2003 consists of:

	2005	2004	2003
	(in thousands)
Current (Benefit) Provision:
Federal	$2,404	$1,579	$(124)
State	738	491	(24)

	3,142	2,070	(148)

Deferred (Benefit) Provision:
Federal	(1,322)	(505)	1,177
State	(221)	(249)	314
Foreign	—	180	(41)

	(1,543)	(574)	1,450

Total	$1,599	$1,496	$1,302

Deferred tax assets and liabilities by type at December 31, 2005 and 2004 are as follows:

	2005	2004
	(in thousands)
Deferred tax assets:
Sales/receivable reserves	$1,409	$973
Inventory reserves	416	836
Compensation reserves	1,953	2,247
Accrued promotion expenses	1,109	1,553
Warranty reserves	619	496
Property, plant and equipment	955	447
AMT credit carry-forward	1,014	—
Cobra Electronics Europe Limited—net operating loss carry-forward	182	207
Other	—	118

Deferred tax assets	7,657	6,877
Less: Valuation allowance	(182)	(207)

Deferred tax assets, net of allowance	7,475	6,670

Deferred tax liabilities:
Tax lease income	(700)	(2,012)
R & D expenditures	(1,916)	(1,774)
Prepaid expenses	(1,066)	(881)
Other	(247)	—

Deferred tax liabilities	(3,929)	(4,667)

Net deferred tax asset	$3,546	$2,003

Reconciliation of net deferred tax asset to Consolidated Balance Sheets:

Current Assets:
Deferred income taxes	$5,237	$5,209
Non-current liabilities:
Deferred income taxes	(1,691)	(3,206)

Net deferred tax asset	$3,546	$2,003

The tax lease income resulted from the purchase of several 1983 tax lease agreements to acquire tax benefits under the provisions of the Economic Recovery Tax Act of 1981. The total cash price paid by the Company was $12.4 million. The Tax Reform Act of 1986 has not impaired the economic value of these leases. The Company realizes temporary tax savings from accelerated depreciation and permanent tax savings from credits associated with the leases, subject to statutory limitations. Currently, annual reversals of the temporary tax savings are included in the current provision for income taxes.

At December 31, 2005, the Company had a AMT credit carry forward of $1.0 million, which does not expire, to offset against future income tax payments.

The total valuation allowance recognized on deferred tax assets, totaling $182,000 as of December 31, 2005, was due to the establishment of a valuation allowance for the deferred net operating loss carry-forward tax asset related to Cobra Electronics Europe Limited. The net change in the total valuation allowance during the year was $25,000.

The statutory federal income tax rate (34%) is reconciled to the effective income tax rate as follows:

Description	2005	2004	2003
Income taxes at statutory federal income tax rate	34.0%	34.0%	34.0%
State taxes, net of federal income tax benefit	4.2	4.8	4.5
Life insurance proceeds	(21.3)	—	—
R&D credit	(7.6)	—	—
Non-deductible Cobra Electronics Europe Limited net loss	—	1.9	2.7
Permanent items	1.8	(1.4)	(0.7)
Other	0.7	(0.7)	0.9

Income tax expense	11.8%	38.6%	41.4%

(3)  Financing Arrangements

The Company’s $45 million revolving credit agreement with three financial institutions was scheduled to terminate on January 31, 2006. In November 2005, the Company amended the credit agreement to increase the capital expenditure limitation to $6.5 million for the year ended December 31, 2005, amend the definition of “EBIT” to exclude certain items, and extended the term of the agreement from January 31, 2006 to January 31, 2007. In February 2006, the credit agreement was amended to allow cash dividends to be paid. The credit agreement contains certain financial and other covenants, including a requirement that James R. Bazet continue as CEO of the Company. The Company was in compliance with all the covenants as of December 31, 2005.

Borrowings and letters of credit issued under the credit agreement are secured by substantially all of the assets of the Company, with the exception of real property and the cash surrender value of certain life insurance policies owned by the Company. Loans outstanding under the credit agreement, as amended, bear interest, at the Company’s option, at 25 basis points below the prime rate or at LIBOR plus 175 basis points.

Maximum borrowings outstanding at any month end were $0 and $1.5 million in 2005 and 2004, respectively. The maximum values of letters of credit outstanding at any month end were $10.0 million and $7.6 million in 2005 and 2004, respectively. At December 31, 2005, the Company had no interest bearing debt outstanding and approximately $29.8 million available under this credit line based on asset advance formulas. Aggregate average daily borrowings outstanding were $0 during 2005 and $135,000 during 2004, with weighted average interest rates thereon of 4.9% during 2004.

(4)  Fair Value of Financial Instruments and Derivatives

The Company’s financial instruments include cash, accounts receivable, accounts payable, long-term debt and letters of credit. The carrying values of cash, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amounts of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace. The contract value/fair value of the letters of credit at December 31, 2005 was $3.6 million and at December 31, 2004 was $4.4 million. These letters of credit are only executed with major financial institutions, and full performance is anticipated.

The Company operates globally with various manufacturing and distribution facilities. The Company may reduce its exposure to fluctuations in foreign exchange rates by creating offsetting positions through derivative financial instruments. The Company currently does not use derivative financial instruments for trading or speculative purposes. The Company regularly monitors foreign exchange exposures and ensures hedge contract amounts do not exceed the amounts of the underlying exposures.

The Company’s current hedging activity is limited to foreign currency purchases. The purpose of the Company’s foreign currency hedging activities is to protect the Company from the risk that eventual settlement of foreign currency transactions will be adversely affected by changes in exchange rates. The Company hedges these exposures by entering into various short-term foreign exchange forward contracts. Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the instruments are carried at fair value in the Consolidated Balance Sheets as a component of current liabilities. Changes in the fair value of foreign exchange forward contracts that meet the applicable hedging criteria of SFAS No. 133 are recorded as a component of other comprehensive income and reclassified into earnings in the same period during which the hedged transaction affects earnings. Changes in the fair value of foreign exchange forward contracts that do not meet the applicable hedging criteria of SFAS No. 133 are recorded currently in income as cost of sales. Hedging activities did not have a material impact on results of operations or financial condition during the year ended December 31, 2005. To manage foreign currency risk, as of December 31, 2005, the Company had entered into foreign exchange forward contracts for the sale of euros and the purchase of U.S. dollars with a total notional value of $2.4 million. These contracts were originally purchased at exchange rates ranging from 1.1925 dollars per euro to 1.339 dollars per euro and mature periodically during 2006. The fair value of these contracts at December 31, 2005 is the carrying amount.

(5)  Lease Transactions

The Company leases facilities and equipment under non-cancelable leases with remaining terms of one year or more. The terms of the agreements provide that the Company will pay certain operating expenses. The capital lease provides the Company with the option to purchase the related asset at the end of the respective initial lease terms. The gross amount and accumulated amortization of the capital lease at December 31, 2005 was $318,000 and $111,000, respectively.

Total minimum rental amounts committed in future years as of December 31, 2005 are as follows:

	Operating Leases	Capital Lease	Total
	(in thousands)
2006	$310	$72	$382
2007	288	72	360
2008	53	72	125
2009	53	18	71
2010	52	—	52
Thereafter	513	—	513

Total	$1,269	$234	$1,503

Total rental expense amounted to $386,000 in 2005, $430,000 in 2004 and $429,000 in 2003.

(6)  Shareholders’ Equity

Preferred Stock—Preferred stock is issuable at anytime in one or more series, each of which may have such voting powers, designations, preferences, relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The Company has designated 120,000 of the 1 million authorized shares of preferred stock as Series A Junior Participating preferred stock. No preferred stock has been issued.

EARNINGS PER SHARE

	2005	2004	2003
Basic earnings per share:
Net earnings available to common shareholders (in thousands)	$11,984	$2,381	$1,841
Weighted-average shares outstanding	6,448,055	6,439,274	6,419,777

Basic earnings per share	$1.86	$0.37	$0.29

Diluted earnings per share:
Weighted-average shares outstanding	6,448,055	6,439,274	6,419,777
Dilutive shares issuable in connection with stock option plans	589,916	626,348	442,900
Less: shares purchasable with option proceeds	(429,386)	(462,800)	(367,449)

Total	6,608,585	6,602,822	6,495,228

Diluted earnings per share	$1.81	$0.36	$0.28

Additionally, there were 11,250 anti-dilutive shares at December 31, 2005, 23,250 anti-dilutive shares at December 31, 2004 and 245,182 anti-dilutive shares at December 31, 2003.

Changes in shares of common stock and treasury stock for the years ended December 31, 2005, 2004 and 2003 were as follows:

	Common Stock (Net of Treasury Stock)	Treasury Stock
	(Shares in thousands)
Shares outstanding—January 1, 2003	6,420	619
Exercise of stock options	—	—

Shares outstanding—December 31, 2003	6,420	619
Exercise of stock options	25	(25)

Shares outstanding—December 31, 2004	6,445	594
Exercise of stock options	44	(44)

Shares outstanding—December 31, 2005	6,489	550

(7)  Stock Option Plans

The Company has six Stock Option Plans—2002 Outside Directors Plan, 2000, 2000 Outside Directors Plan, 1998, 1997 and 1995 (“the Plans”). The Company’s 1995 Key Employee and Non-Qualified Incentive Stock Option Plan was terminated in accordance with its terms on March 17, 2005. Under the terms of the Plans, the consideration received by the Company upon exercise of the options may be paid in cash or by the surrender and delivery to the Company of previously owned shares of its common stock, or by a combination thereof. The optionee is credited with the fair market value of any stock surrendered and delivered as of the exercise date. Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

A summary of certain provisions and amounts related to the Plans follows (in thousands):

	2002 Plan	2000 Plans	1998 Plan	1997 Plan	1995 Plan
Authorized, unissued shares originally available for grant	25	325	310	300	300
Shares granted	8	175	310	242	300
Shares available for grant at December 31, 2005	17	150	—	58	—
Options exercisable at December 31, 2005.	6	149	262	119	18

A summary of the status of the Plans as of December 31, 2005, 2004 and 2003, and changes during the years ended on those dates is presented below:

	2005		2004		2003
Fixed Options	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price
Outstanding at beginning of year	650	$6.19	688	$6.00	757	$6.12
Granted	10	7.56	10	9.55	12	7.01
Exercised	(44)	6.88	(48)	4.13	—	—
Cancellations and expirations	(15)	—	—	—	(81)	7.28

Outstanding at end of year	601	6.14	650	6.19	688	6.00
Options exercisable at year end	554		560		532
Weighted-average fair value of option granted during the year		$4.49		$5.68		$4.15

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding (000)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable (000)	Weighted Average Exercise Price
$4.01 to $5.00	52	$4.13	3.6	52	$4.13
$5.01 to $6.00	236	5.63	2.3	236	5.63
$6.01 to $7.00	178	6.38	4.8	177	6.38
$7.01 to $8.00	116	7.23	6.0	79	7.23
$8.01 to $9.00	9	8.38	6.2	7	8.39
$9.01 to $10.00	10	9.55	8.1	3	9.55

Total	601	6.14		554	6.01

(8)  Retirement Benefits

The only qualified retirement plan for employees is the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan. The Company may make a discretionary annual profit sharing contribution that is allocated among accounts of persons employed by the Company for more than one year, prorated based on the compensation paid to such persons during the year. Profit sharing expense for 2005, 2004 and 2003 was $130,000, $129,000 and $149,000, respectively. Company match 401(k) expense for 2005, 2004 and 2003 was $217,000, $205,000 and $208,000, respectively.

As of December 31, 2005 and 2004, deferred compensation of $5.1 million and $5.6 million, respectively, was recorded as a long-term liability. The current portion of the deferred compensation liability was included in accrued salaries and commissions, and amounted to $34,000 at December 31, 2005 and $254,000 at December 31, 2004. Deferred compensation obligations arise pursuant to outstanding key executive deferred compensation plans, most of which are non-qualified defined benefit arrangements. In the fourth quarter of 2005, the Company, using a 14% discount rate, recognized a $299,000 gain on the lump-sum settlement of deferred compensation paid to the estate of Jerry Kalov, the Company’s former president and chief executive officer. The liability is based on discounted future cash flows related to these arrangements. The discount rate used at December 31, 2005 and 2004 was 7%.

Other assets at December 31, 2005 and 2004 included primarily the cash surrender value of officers’ life insurance policies. The cash value of officers’ life insurance policies is maintained to fund deferred compensation obligations.

(9)  Commitments

At December 31, 2005 and 2004, the Company had outstanding inventory purchase orders with suppliers totaling approximately $32.3 million and $17.2 million, respectively.

(10)  Loan Receivable

On January 8, 2003, the Company entered into a loan agreement with Horizon Navigation, Inc. (“Horizon”), a California corporation and vendor to the Company, that was subsequently modified on February 6, 2003. Horizon was permitted to borrow up to $2,000,000 per annum, at Cobra’s discretion, up to an aggregate amount of $6,000,000 at December 31, 2005. The loan accrued interest at a variable rate at a fixed margin above the prime rate. The loan agreement provides that the interest will be added to the principal amount of the loan. The principal amount of the loan and all accrued interest were paid in full at maturity as of January 3, 2006.

In connection with the repayment of the loan, Cobra and Horizon agreed to terminate their development and license agreement. As part of the agreement, Horizon refunded a portion of previously paid development fees and released Cobra from the obligation to pay royalties on the sale of products using the Horizon Navigation platform. The termination of the Horizon Navigation agreement resulted in a net benefit of $724,000 that was recorded as a reduction to cost of sales.

Certain amounts of callable and non-callable warrants to purchase shares of common stock of Horizon were issued to the Company each time the Company made a loan to Horizon in excess of specified amounts. Based on Horizon’s financial performance, the Company assigned no value to these warrants. During the first nine months of 2005, the Company adopted the equity method of accounting to recognize its pro-rata share of Horizon’s pre-tax losses. The termination of the Horizon Navigation agreement and the repayment in full of the loan from Cobra resulted in a gain as losses previously recognized under the equity method of accounting were offset.

(11)  Segment Information

The Company operates in only one business segment—consumer electronics (see Note 1). The Company has a single sales department and distribution channel, which provides all product lines to all customers. In 2005, sales to Wal-Mart totaled 17.1% of consolidated net sales. In 2004, sales to Wal-Mart and Best Buy totaled 17.7% and 14.2% of consolidated net sales, respectively. In 2003, sales to Wal-Mart and Best Buy totaled 22.3% and 13.0% of consolidated net sales, respectively.

The tabular presentation below sets forth certain financial information regarding the Company’s net sales and long-lived assets by geographic area for the years ended December 31, 2005, 2004 and 2003 (in thousands).

	Year Ended December 31
	2005	2004	2003
Net sales
Domestic	$115,110	$104,683	$100,395
Foreign	17,974	18,194	14,416
Long-lived assets
Domestic	$19,219	$19,772	$17,238
Foreign	2,227	2,229	2,604

For 2005, approximately 54% of international sales were to a customer in Canada. For 2004, approximately 49% of international sales were to a customer in Canada and 9% were to a customer in Sweden. For 2003, approximately 53% of international sales were to a customer in Canada and 11% were to a customer in Sweden.

(12)  Intangible Assets

Intangible assets consist of the following at December 31, 2005 and December 31, 2004 (in thousands):

	December 31, 2005	December 31, 2004
Internal use software	$1,771	$1,657
Less accumulated amortization	(1,605)	(1,545)

	166	112

ERP internal software system	3,599	1,808
Less accumulated amortization	(257)	—

	3,342	1,808

Trademarks and patents	1,566	1,486
Less accumulated amortization	(520)	(455)

	1,046	1,031

Software License	—	450
Less accumulated amortization	—	(125)

	—	325

Product Software	8,004	6,123
Less accumulated amortization	(2,474)	(1,217)

	5,530	4,906

	$10,084	$8,182

Internal use software is generally amortized over its weighted average estimated life, which is three years. The Company’s new ERP internal software system is amortized over its weighted average estimated life of seven years. Trademarks are generally amortized over their weighted average estimated life of 20 years and patents are amortized over their weighted average estimated life of 17 years. The software license asset is amortized according to units sold during the contract period based on the contract royalty rate as the software license waives royalties on the initial sale of products using the software, up to the cost of the software license. In the fourth quarter of 2005, Cobra and Rand McNally executed a settlement agreement that refunded $200,000 of prepaid licensing fees to Cobra and permitted Cobra to sell remaining inventory containing Rand McNally software without a license fee. With the settlement agreement, the software license was fully amortized at December 31, 2005. The product software assets are amortized based on the percentage of revenues generated in each reporting period to the total revenues expected over the weighted average estimated product life cycle.

Intangible assets are reviewed for possible impairment at each balance sheet date as required by paragraph 10 of SFAS No. 86 or SFAS No. 142 and, accordingly, if such review indicates that the carrying amount of these assets may not be recoverable, the carrying amount is reduced to the estimated fair value. Management believes that the reported intangible assets values are without impairment and reflect the fair value of the Company’s intangible assets as of December 31, 2005.

Total amortization expense was $1.6 million in 2005, $1.3 million in 2004 (includes $614,000 for the change in hand-held GPS estimated economic useful life) and $400,000 in 2003. The total anticipated amortization expense over the next 5 years is $3.9 million in 2006, $1.8 million in 2007, $1.7 million in 2008, $0.7 million in 2009 and $ 0.6 million in 2010.

(13)  Contingencies

The Company is subject to various unresolved legal actions, which arise in the normal course of its business. None of these matters is expected to have a material adverse effect on the Company’s financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the Company’s estimate of its liability for these matters.

The Company warrants to the consumer who purchases its products that it will repair or replace, without charge, defective products within a specified time period, generally one year. The Company also has a return policy for its customers that allow them to return, to the Company, products returned to them by their customers for full or partial credit based on when the Company’s customer last purchased these products. Consequently, it maintains a warranty reserve, which reflects historical warranty returns rates by product category multiplied by the most recent six months of unit sales of that model and the unit standard cost of the model. A roll-forward of the warranty reserve is as follows (in thousands):

	2005	2004	2003
Accrued product warranty costs, January 1	$1,277	$1,524	$2,137
Warranty provision	2,914	3,448	4,446
Warranty expenditures	(2,573)	(3,695)	(5,059)

Accrued product warranty costs, December 31	$1,618	$1,277	$1,524

(14)  Inventory Valuation Reserves

The Company maintains a liquidation reserve representing the write-down of returned product from its customers to its net realizable value. Returned inventory is either sold to various liquidators or returned to vendors for partial credit against similar, new models. The decision to sell or return products to vendors depends upon the estimated future demand for the models. Judgments are made as to whether various models are to be liquidated or returned to the vendor, taking into consideration the liquidation prices expected to be received and the amount of the vendor credit. The amount of the reserve is determined by comparing the cost of each unit returned to the estimated amount to be realized upon each unit’s disposition, either from returning the unit to the vendor for partial credit towards the cost of new, similar product or liquidating the unit. This reserve can fluctuate significantly from quarter to quarter depending upon quantities of returned inventory on hand and the estimated liquidation price or vendor credit per unit. A roll-forward of the liquidation reserve is as follows (in thousands):

	2005	2004	2003
Liquidation reserve, January 1	$715	$1,108	$3,188
Liquidation provision	5,776	3,083	4,082
Liquidation of models	(5,617)	(3,476)	(6,162)

Liquidation reserve, December 31	$874	$715	$1,108

The Company maintains a net realizable value (“NRV”) reserve to write-down, as necessary, certain inventory not previously sold to customers, except for that covered by the liquidation reserve discussed above, below cost. The reserve includes models where it is determined that the NRV is less than cost. Thus, judgments must be made about which slow-moving, excess or non-current models are to be included in the reserve and the estimated net realizable value of such models. The estimated realizable value of each model is the per unit price that it is estimated to be received if the model was sold in the marketplace. This reserve will vary depending upon the specific models selected, the estimated NRV for each model and quantities of each model that are determined will be sold below cost from quarter to quarter. A roll-forward of the NRV reserve is as follows (in thousands):

	2005	2004	2003
Net realizable reserve, January 1	$506	$812	$938
NRV provision	1,660	1,508	1,512
NRV write-offs	(1,657)	(1,814)	(1,638)

Net realizable reserve, December 31	$509	$506	$812

(15)  Stockholder Rights Plan

The Company maintains a Stockholder Rights Plan (the “Plan”) designed to deter coercive or unfair takeover tactics, to prevent a person or group from gaining control of the Company without fair value to all shareholders and to deter other abusive takeover tactics that are not in the best interest of shareholders. The Company has designated 120,000 of the 1 million authorized shares of the preferred stock as Series A Junior Participating preferred stock.

Under the terms of the Plan, each share of common stock is accompanied by one right; each right entitles the shareholder to purchase from the Company one one-hundredth of a newly issued share of Series A Junior Preferred Stock, par value $1 per share, of the Company at an exercise price of $35. The rights become exercisable 10 days after a public announcement that an Acquiring Person (as defined in the Plan) has become the beneficial owner of 15% or more of the outstanding shares of the Company (the “Stock Acquisition Date”) or 10 business days after the commencement of a tender or exchange offer that would result in a person beneficially owning 15% or more of such shares. The Company can redeem the rights for $0.01 per right at any time until the earlier of 10 days following the Stock Acquisition Date or the final expiration of the rights. The rights will expire on November 5, 2011, unless redeemed earlier by the Company.

In the event that any person becomes an Acquiring Person, each right will entitle the holder thereof, upon payment of the current exercise price, to receive shares of common stock of the Company, which at the time of such person becoming an Acquiring Person, have a market value equal to two times the then current exercise price. If, after the public announcement has been made that any person has become an Acquiring Person, (i) the Company merges into or consolidates with another person (with limited exceptions), (ii) another person (with limited exceptions) merges into or consolidates with the Company and shares of common stock of the Company are converted into securities of another person, cash or property or (iii) the Company transfers 50% or more of its consolidated assets, cash flow or earning power to another person (with limited exceptions), each right will entitle the holder thereof to receive, upon payment of the current exercise price, the number of shares of common stock of the Acquiring Person (or of another person affiliated therewith) which, at the time of consummation of the transaction, have a market value equal to two times the then current exercise price.

(16)  Related Party Transactions

On July 17, 2002, the President and Chief Executive Officer of the Company, James R. Bazet, borrowed $399,938 from the Company pursuant to a full recourse term promissory note. The proceeds of the loan were used to exercise incentive stock options for 71,100 shares of common stock. The loan is classified as an offset to equity in the balance sheet at December 31, 2005 and 2004.

The loan accrues interest at the prime rate (currently 7.25%). The entire principal indebtedness, together with all accrued and unpaid interest, will be due and payable on July 18, 2006. Interest is payable on July 18 in each year, commencing on July 18, 2003. However, Mr. Bazet has the option to defer the payment of interest and has elected to defer the payment of interest until the maturity date of the loan. Accrued interest receivable totaling $75,316 at December 31, 2005 and $42,281 at December 31, 2004 was classified in other current assets. The outstanding loan balance including accrued interest from Mr. Bazet totaled $475,254 at December 31, 2005 and $442,219 at December 31, 2004.

On October 6, 1999, the Company made a bridge loan to Mr. Bazet in the aggregate principal amount of $80,000 for the purpose of purchasing a residence. The loan accrued interest at the greater of the prime rate or the Company’s average weighted interest rate on its indebtedness for borrowed money. Accrued interest was added to the principal amount of the loan. The note evidencing the loan was amended in March 2002, to extend the due date to March 31, 2004, and to provide for repayment of $30,000 of the principal amount of the note by March 31, 2002, $30,000 of the principal amount of the note by March 31, 2003, and the balance of the outstanding principal and accrued interest under the note by March 31, 2004. On February 20, 2004, Mr. Bazet paid the remaining balance on the note, including the accrued interest.

(17)  Other Current Assets

Other current assets consist of the following at December 31, 2005 and December 31, 2004 (in thousands):

	December 31, 2005	December 31, 2004
Receivable from vendors	$2,365	$174
Prepaid assets	1,411	1,147
Miscellaneous receivables	692	587
Prepaid packaging & design	668	1,579
Prepaid royalties—Horizon	478	—

Total	$5,614	$3,487

(18)  Allowance for Claims and Doubtful Accounts

The following table shows the activity in the allowance for claims and doubtful accounts (in thousands):

	For the Years Ended December 31
	2005	2004	2003
Balance at beginning of period	$270	$577	$1,179
Provision for claims and doubtful accounts	206	263	118
Reserve reduction	—	(308)	—
Account write-offs, less recoveries	(201)	(262)	(720)

Balance at end of period	$275	$270	$577

(19)  Other Income/Expense

The following table shows the components of other income/expense (in thousands):

	For the Years Ended December 31
	2005	2004	2003
Life insurance proceeds	$7,244	$—	$—
Gain on sale of land	1,916	—	—
Deferred Compensation payout	299	—	—
Interest expense	(89)	(110)	(162)
Interest income	402	157	100
Other—net	290	(58)	65

Total	$10,062	$(11)	$3

(20)  Subsequent Events

On February 22, 2006, the Company amended its credit agreement to increase the aggregate amount the Company can use for purchases, dividend and distributions during a calendar year and allow the payment of dividends.

On February 22, 2006, the Board of Directors approved an annual cash dividend of $0.16 per share, payable on April 28, 2006 to shareholders of record on April 14, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Cobra Electronics Corporation

We have audited the accompanying consolidated balance sheet of Cobra Electronics Corporation and its’ subsidiaries, Cobra Electronics Europe Limited and Cobra Electronics Hong Kong Limited, as of December 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2005, 2004 and 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cobra Electronics Corporation and its’ subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2005, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    GRANT THORNTON LLP

Chicago, Illinois

March 24, 2006

ANNUAL MEETING OF SHAREHOLDERS OF

COBRA ELECTRONICS CORPORATION

May 9, 2006

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

ê    Please detach along perforated line and mail in the envelope provided.    ê

■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR THE ELECTION OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:			2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
NOMINEES:
☐ FOR ALL NOMINEES	m William P. Carmichael m Henry G. Chiarelli m Robert P. Rohleder	Class I (Term Expiring in 2008) Class II (Term Expiring in 2009) Class II (Term Expiring in 2009)	This proxy, when properly executed below, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Item (1).
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)			The Directors recommend a vote FOR the election of the Board’s nominees to the Board of Directors.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■	■

☐                                ■

PROXY

COBRA ELECTRONICS CORPORATION

6500 West Cortland, Chicago, IL 60707

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ian R. Miller and Carl Korn as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Cobra Electronics Corporation held of record by the undersigned on March 31, 2006 at the Annual Meeting of Shareholders to be held on May 9, 2006, or any adjournments thereof.

(Continued and to be signed on the reverse side)

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